UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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CHURCHILL DOWNS INCORPORATED

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHURCHILL DOWNS INCORPORATED

700 CENTRAL AVENUE

LOUISVILLE, KENTUCKY 40208

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 16, 2011

To the Shareholders of

Churchill Downs Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Churchill Downs Incorporated (the “Company”), a Kentucky corporation, will be held at Churchill Downs Racetrack, 700 Central Avenue, Louisville, Kentucky, on Thursday, June 16, 2011, at 10:00 a.m., E.D.T. for the following purposes:

I.	To elect four (4) Class III Directors for a term of three (3) years (Proposal No. 1);

II.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011 (Proposal No. 2);

III.	To approve the material terms of the performance goals and maximum awards payable as established by the special Subcommittee of the Compensation Committee of the Board of Directors for the payment of compensation to Robert L. Evans, William C. Carstanjen, William E. Mudd, Rohit Thukral and Alan K. Tse under the Churchill Downs Incorporated Amended and Restated Incentive Compensation Plan (1997) (Proposal No. 3);

IV.	To conduct an advisory vote on executive compensation (Proposal No. 4);

V.	To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation (Proposal No. 5); and

VI.	To transact such other business as may properly come before the meeting or any adjournment thereof, including matters incident to its conduct.

The close of business on April 14, 2011 has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

Shareholders who do not expect to attend the meeting in person are urged to sign, date and promptly return the Proxy that is enclosed herewith or vote by telephone or over the Internet.

By Order of the Board of Directors.

REBECCA C. REED

Senior Vice President and Secretary

April 28, 2011

CHURCHILL DOWNS INCORPORATED

700 CENTRAL AVENUE

LOUISVILLE, KENTUCKY 40208

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held on June 16, 2011

The enclosed Proxy is being solicited by the Board of Directors (the “Board of Directors” or “Board”) of Churchill Downs Incorporated (the “Company”) to be voted at the 2011 Annual Meeting of Shareholders to be held on Thursday, June 16, 2011, at 10:00 a.m., E.D.T. (the “Annual Meeting”), at Churchill Downs Racetrack, 700 Central Avenue, Louisville, Kentucky, and any adjournments thereof. This solicitation is being made primarily by mail and at the expense of the Company. Certain officers and directors of the Company and persons acting under their instruction may also solicit proxies on behalf of the Board of Directors by means of telephone calls, personal interviews and mail at no additional expense to the Company. The Proxy Card and this Proxy Statement are being sent to shareholders on or about April 28, 2011.

Voting Rights

Only holders of record of the Company’s Common Stock, no par value (“Common Stock”), on April 14, 2011, are entitled to notice of and to vote at the Annual Meeting. On that date, 16,703,419 shares of Common Stock were outstanding and entitled to vote. Each shareholder has one vote per share on all matters coming before the Annual Meeting. The shareholders of the Company do not have cumulative voting rights in the election of directors. Under the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and the applicable provisions of Kentucky law, abstentions and broker non-votes are not counted in determining the number of votes required for the election of a director or passage of any matter submitted to the shareholders. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

If the enclosed Proxy is properly executed and returned prior to the Annual Meeting, the shares represented thereby will be voted as specified therein. IF A SHAREHOLDER DOES NOT SPECIFY OTHERWISE, THE SHARES REPRESENTED BY THE SHAREHOLDER’S PROXY WILL BE VOTED: (I) FOR THE ELECTION OF THE NOMINEES LISTED BELOW UNDER “ELECTION OF DIRECTORS;” (II) FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSE COOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011; (III) FOR APPROVAL OF THE PERFORMANCE GOALS FOR AND MAXIMUM AWARDS PAYABLE TO ROBERT L. EVANS, WILLIAM C. CARSTANJEN, WILLIAM E. MUDD, ROHIT THUKRAL AND ALAN K. TSE UNDER THE COMPANY’S AMENDED AND RESTATED 1997 INCENTIVE COMPENSATION PLAN; (IV) FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC; (V) FOR THE APPROVAL OF AN ANNUAL ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND (VI) IN THE DISCRETION OF THE PERSON OR PERSONS VOTING THE PROXIES, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

Shareholders may also vote by telephone or over the Internet. Please refer to the instructions on your proxy card or the information forwarded by your bank, broker or other holder of record. The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on June 15, 2011.

Revocation of Proxy

A proxy may be revoked at any time before the shares it represents are voted by giving written notice of revocation to the Secretary of the Company at 700 Central Avenue, Louisville, Kentucky 40208, and such revocation shall be effective for all votes after receipt or by delivery of a properly executed, later-dated proxy, including an Internet or telephone vote, or by voting in person at the Annual Meeting.

Important Information Regarding Delivery of Proxy Materials

What is “Notice and Access”?

The Securities and Exchange Commission has adopted amendments to the proxy rules that change how companies must provide proxy materials. Under these rules, often referred to as the “notice and access” model, companies can elect to make materials available to shareholders using either the “notice only” or “full set delivery” options. A company may use either option for all of its shareholders or may use one method for some shareholders and the other method for others.

What is the “Full Set Delivery” Option?

Under this option, a company continues to provide all proxy materials as it did prior to the change in the proxy rules. Materials may be provided in paper form and sent via mail or, if a shareholder has previously elected, may be provided in electronic form and sent via e-mail. In addition to delivering materials to shareholders, the Company is obligated to post all proxy materials on a publicly available website and provide information to shareholders about how to access that website.

In connection with its 2011 Annual Meeting of Shareholders, the Company has elected to use the “full set delivery” option. Accordingly, each shareholder will receive the Company’s proxy materials by mail or, if previously agreed to by a shareholder, by e-mail. These proxy materials include the Notice of Annual Meeting of Shareholders, proxy statement, proxy card and Annual Report. These materials are also available at http://www.churchilldownsincorporated.com/proxy.

What is the “Notice Only” Option?

Under this option, a Company posts all of its proxy materials on a publicly available website. Instead of delivering proxy materials to shareholders via mail or e-mail, the Company delivers a “Notice of Internet Availability of Proxy Materials.” This notice includes, among other matters: (i) information on the date and time of the annual meeting of shareholders and items to be considered at such meeting; (ii) information regarding the website where the proxy materials are posted; and (iii) various methods by which a shareholder may request paper or electronic copies of the proxy materials. If a shareholder requests paper copies of proxy materials, these materials must be sent to the shareholder within three (3) business days via first-class mail.

Will the Company Use the “Notice Only” Option in the Future?

Although the Company has elected to use the “full set delivery” option in connection with the 2011 Annual Meeting of Shareholders, it may choose to use the “notice only” option in the future. By reducing the amount of materials that a company needs to print and mail, the “notice only” option provides an opportunity for cost savings as well as conservation of natural resources. However, many companies that have used the “notice only” option have also experienced a lower participation rate – meaning that fewer shareholders voted in these companies’ annual elections. The Company plans to evaluate the future possible cost savings as well as the possible impact on shareholder participation as it considers future use of the “notice only” option.

As a Shareholder, What Do I Need to Do?

If you would prefer to continue receiving paper copies of proxy materials if the Company elects to use the “notice only” option for future annual meetings, please mark the “Materials Election” box on your proxy card (or provide this information when you vote telephonically or via the Internet).

As noted above, if the Company elects to use the “notice only” option, it must provide paper copies via first class mail to any shareholder who, after receiving the Notice of Internet Availability of Proxy Materials, nevertheless requests paper copies. So, for example, even if you do not check the “Materials Election” box now, you will still have the right to request delivery of a free set of proxy materials upon receipt of any Notice of Internet Availability of Proxy Materials in the future. Because first class postage is significantly costlier than bulk mail rates and because each such request must be processed on a shareholder-by-shareholder basis, the cost of responding to a single request for paper copies is likely to be significantly greater than the per shareholder cost the Company currently incurs in delivering proxy materials via bulk mail. Accordingly, requests for paper copies could significantly undermine or eliminate expected cost savings associated with the “notice only” option.

By developing in advance a database of shareholders who would prefer to continue receiving paper copies of proxy materials, the Company would be able to use the “full set delivery” option for these shareholders – using bulk mail to deliver the paper copies – while using the “notice only” option for other shareholders. Company management believes this would significantly reduce the number of requests for paper copies that the Company would need to process on a shareholder-by-shareholder basis and would position the Company to better capture cost savings should it elect to use the “notice only” option in the future. We appreciate your assistance in helping us develop this database through the proxy card, telephonic and Internet voting processes.

Security Ownership of Certain Beneficial

Owners and Management

The following table sets forth information as of April 14, 2011 (except as otherwise indicated below) regarding the beneficial ownership of the Common Stock by the only persons known by the Company to beneficially own more than five percent (5%) of the Common Stock, each director of the Company, each named executive officer (as defined in “Executive Compensation-Summary Compensation Table” herein), and the Company’s directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership is calculated based on 16,703,419 shares of Common Stock outstanding as of April 14, 2011. We are not aware of any pledge of our Common Stock or any other arrangements the operation of which may at a subsequent date result in a change in control of our Company. The Company’s Insider Trading Policy requires that directors, officers or other employees of the Company must obtain pre-clearance from the Company’s Senior Vice President, Legal Affairs, at least two (2) weeks prior to the proposed execution of documents evidencing the pledge of any shares of the Company’s Common Stock.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
The Duchossois Group, Inc. (f/k/a Duchossois Industries, Inc.) 845 Larch Avenue Elmhurst, IL 60126	3,287,141		19.68
Carl F. Pollard	135,503	(1)	0.81
Michael B. Brodsky	27,298		0.16
Leonard S. Coleman, Jr.	4,500		*
Craig J. Duchossois	3,304,787	(2)	19.79
Richard L. Duchossois	3,387,141	(3)	20.28
Robert L. Fealy	-0-		*
Daniel P. Harrington	233,300	(4)	1.40
G. Watts Humphrey, Jr.	51,000		0.31
James F. McDonald	1,000		*
R. Alex Rankin	4,800		*
Darrell R. Wells	160,130	(5)	0.96
William C. Carstanjen	13,944	(6)	*
Robert L. Evans	283,043	(7)	1.69
William E. Mudd	11,749	(8)	*
Rebecca C. Reed	12,520	(9)	*
Rohit Thukral	2,927	(10)	*
17 Directors and Executive Officers as a Group	4,346,501	(11)(12)(13)	26.02

*	Less than 0.1%

(1)	Mr. Pollard shares voting and investment power with respect to 8,223 shares owned by The C. F. Pollard Foundation, Inc., a 501(c)(3) corporation in which Mr. Pollard has no pecuniary interest. He specifically disclaims beneficial ownership of these shares. Of the remaining 127,280 shares, 8,000 are held by Pollard Churchill Partners, LLLP, which is 99% owned by Mr. Pollard, through a grantor retained annuity trust of which Mr. Pollard is the trustee, as its limited partner, and 1% owned by Pollard Ventures, Inc. as its general partner. Mr. Pollard is the President and sole shareholder of Pollard Ventures, Inc.

(2)	Mr. Craig J. Duchossois is the son of Mr. Richard L. Duchossois, who is also a director of the Company. Craig J. Duchossois shares voting and investment power with respect to 3,150,000 shares owned by The Duchossois Group, Inc. (formerly known as Duchossois Industries, Inc.) and 137,141 shares owned by 845 Larch Acquisition Corp., LLC, an affiliate of The Duchossois Group, Inc. Mr. Craig J. Duchossois also shares voting and investment power with respect to 17,646 shares owned by three trusts. He specifically disclaims beneficial ownership of these shares. Of the shares listed as beneficially owned by Mr. Craig J. Duchossois, 3,287,141 shares are also listed as beneficially owned by Mr. Richard L. Duchossois.

(3)	Mr. Richard L. Duchossois is the father of Mr. Craig J. Duchossois, who is also a director of the Company. Mr. Richard L. Duchossois shares voting and investment power with respect to 3,150,000 shares owned by The Duchossois Group, Inc. (formerly known as Duchossois Industries, Inc.) and 137,141 shares owned by 845 Larch Acquisition Corp., LLC, an affiliate of The Duchossois Group, Inc. Mr. Richard L. Duchossois also shares voting and investment power with respect to 100,000 shares owned by the RLD Revocable Trust. He specifically disclaims beneficial ownership of these shares. Of the shares listed as beneficially owned by Mr. Richard L. Duchossois, 3,287,141 shares are also listed as beneficially owned by Mr. Craig J. Duchossois.

(4)	Mr. Harrington shares voting and investment power with respect to 233,300 shares held by TVI Corp. He specifically disclaims beneficial ownership of these shares.

(5)	Mr. Wells shares voting and investment power with respect to 10,500 shares held by the Wells Foundation, Inc., of which he is a trustee. He specifically disclaims beneficial ownership of these shares.

(6)	Excludes 30,742 restricted shares awarded under the Company’s Long Term Incentive Plan (2007 Omnibus Plan) and 15,000 restricted shares awarded pursuant to Mr. Carstanjen’s employment agreement over which Mr. Carstanjen has neither voting nor dispositive power until the lapse of applicable three-year restriction periods, in which the Long Term Incentive Plan shares vest quarterly in equal installments, pursuant to the restricted stock agreements governing these awards.

(7)	Includes 60,125 vested restricted stock units and 167,500 currently exercisable options, but excludes 142,500 non-exercisable options and 203,500 restricted shares awarded pursuant to Mr. Evans’ employment agreement over which Mr. Evans has neither voting nor dispositive power until the lapse of certain restrictions pursuant to the restricted stock agreements governing the awards.

(8)	Includes 4,500 shares issuable under currently exercisable options, but excludes 23,647 restricted shares awarded under the Company’s Long Term Incentive Plan (2007 Omnibus Plan) over which Mr. Mudd has neither voting nor dispositive power until the lapse of applicable three-year restriction periods, in which such shares vest quarterly in equal installments, pursuant to the restricted stock agreements governing these awards.

(9)	Includes 6,822 shares issuable under currently exercisable options, but excludes 600 non-exercisable options and 1,800 restricted shares awarded pursuant to Ms. Reed over which she has neither voting nor dispositive power until the lapse of certain restrictions pursuant to the restricted stock agreements governing the awards.

(10)	Excludes 13,945 restricted shares awarded under the Company’s Long Term Incentive Plan (2007 Omnibus Plan) over which Mr. Thukral has neither voting nor dispositive power until the lapse of applicable three-year restriction periods, in which such shares vest quarterly in equal installments, pursuant to the restricted stock agreements governing these awards.

(11)	See “Executive Officers of the Company” and “Election of Directors” herein.

(12)	Includes 209,147 shares issuable under currently exercisable options.

(13)	Excludes shares owned by Steven P. Sexton who resigned from the Company as of November 12, 2010. The Company does not have access to Mr. Sexton’s share ownership as of April 14, 2011.

Executive Officers of the Company

The Company’s executive officers, as listed below, are elected annually to their executive offices and serve at the pleasure of the Board of Directors.

Name and Age	Position(s) With Company and Term of Office
Carl F. Pollard(1) 72	Director since 1985; Chairman of the Board since 2001
Robert L. Evans(2) 58	Chief Executive Officer since March 2011; President and Chief Executive Officer from August 2006 to March 2011
William C. Carstanjen(3) 43	President and Chief Operating Officer since March 2011; Chief Operating Officer from January 2009 to March 2011; Executive Vice President and Chief Development Officer from June 2005 to January 2009; General Counsel from June 2005 to December 2006
William E. Mudd(4) 39	Executive Vice President and Chief Financial Officer since October 2007
Rebecca C. Reed 53	Senior Vice President, Legal Affairs, Chief Compliance Officer and Secretary since June 2005; Senior Vice President, General Counsel and Secretary from January 1999 to June 2005
Rohit Thukral(5) 45	Executive Vice President, Technology Initiatives since May 2009; Vice President of Product Development for Churchill Downs Technology Initiatives Company from December 2006 to May 2009
Alan K. Tse(6) 39	Executive Vice President and General Counsel since March 2011

(1)	Mr. Pollard does not serve full-time as an executive officer of the Company and is not compensated as an officer of the Company. As further described on page 7, Mr. Pollard will not stand for reelection and will retire from the Board of Directors on June 16, 2011. Biographical information for Mr. Pollard is found on page 13 of this proxy statement.

(2)	Effective on June 16, 2011, Mr. Evans will assume the office of Chairman of the Board in addition to being the Chief Executive Officer of the Company. Prior to joining the Company, Mr. Evans served as the Managing Director of Symphony Technology Group, a strategic holding group focused on the enterprise software and services market, and as President and CEO of Symphony Services Corp., a product engineering outsourcing services company, from 2002 to 2004. From 1999 to 2000, he served as President and Chief Operating Officer of i2 Technologies/Aspect Development.

(3)	Prior to joining the Company, Mr. Carstanjen was employed at General Electric Company. From 2004 through June 2005, he served as the Managing Director and General Counsel of GE Commercial Finance, Energy Financial Services. From 2002 to 2004, he served as General Counsel of GE Specialty Materials and, from 2000 to 2002, he served as Transactions and Finance Counsel of GE Worldwide Headquarters.

(4)	Prior to joining the Company, Mr. Mudd was employed at General Electric Company. From 2006 through October 2007, he served as Chief Financial Officer, Global Commercial & Americas P&L of GE Infrastructure, Water & Process Technologies. From 2004 to 2006, he served as Chief Financial Officer, Supply Chain, Information Technology and Technology Finance, GE Consumer & Industrial Europe, Middle East, & Africa, Budapest and Hungary and, from 2002 to 2004, he served as Manager, Global Financial Planning & Analysis and Business Development.

(5)	Prior to joining the Company, Mr. Thukral was employed at BDNA Corporation, a leading provider of IT infrastructure management solutions, where from September 2002 through December 2006, he served as Vice President of Product Management.

(6)	Prior to joining the Company, Mr. Tse was employed at LG Electronics Mobilecomm U.S.A., Inc., a leading cellular telephone manufacturer in the United States, where from January 2005 through March 2011, he served as Vice President and General Counsel.

Election of Directors

(Proposal No. 1)

At the Annual Meeting, shareholders will vote to elect four (4) persons to serve in Class III of the Board of Directors to hold office for a term of three (3) years expiring at the 2014 Annual Meeting of Shareholders and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

The Amended and Restated Articles of Incorporation of the Company provide that the Board of Directors shall be composed of not fewer than three (3) nor more than fifteen (15) members, the exact number to be established by the Board of Directors, and further provide for the division of the Board of Directors into three (3) approximately equal classes, of which one (1) class is elected annually to a three year term. Currently the Board of Directors is comprised of twelve (12) directors, with four (4) directors in Class I, three (3) directors in Class II and five (5) directors in Class III. The Company has a mandatory retirement age policy with regard to directors, which provides that a person is not qualified to serve as a director unless he or she is less than seventy (70) years of age on the date of election. However, the Board believes that it is important to monitor overall Board performance and suitability and, pursuant to the policy, upon the recommendation of the Nominating and Governance Committee, the Board may waive the effective date of mandatory retirement. There is one director in Class III that will have met the mandatory retirement age at the Annual Meeting, Carl F. Pollard.

Prior to the consideration of a waiver of the effective date of the mandatory retirement age for Mr. Pollard, Mr. Pollard expressed to the Board of Directors his desire not to be considered for such waiver. The Board accepted Mr. Pollard’s decision not to be considered for a waiver of the effective date of the mandatory retirement age on March 18, 2011. After twenty-six (26) years of exceptional leadership as a director of the Company with ten (10) years as the Chairman of the Board, Mr. Pollard will become a Director Emeritus (see “Emeritus Directors” below) at the expiration of his current term as a director. Mr. Pollard’s qualifications to serve as a director of the Company are discussed in the Emeritus Directors section below. On March 18, 2011, upon recommendation of the Nominating and Governance Committee, the Board of Directors voted to (i) decrease the size of the Board from twelve to eleven directors and (ii) provide that the Board be comprised of four (4) Class I Directors, three (3) Class II Directors and four (4) Class III Directors, both of such actions to take effect on June 16, 2011. In addition, on March 18, 2011, the Board of Directors (i) elected Robert L. Evans to be the Chairman of the Board effective as of June 16, 2011, and (ii) elected G. Watts Humphrey, Jr. to be the Board’s lead independent director effective as of June 16, 2011. Please see the Board Leadership Structure section below.

The Company is a party to a Merger Agreement dated as of June 23, 2000, as amended (the “Merger Agreement”), between the Company and Duchossois Industries, Inc. (currently known as The Duchossois Group, Inc.), under which certain subsidiaries of the Company were merged into certain wholly-owned subsidiaries of Duchossois Industries, Inc. (the “Merger”). The Merger was approved by vote of the Company’s shareholders at a Special Meeting of the shareholders on September 8, 2000. Pursuant to a Stockholder’s Agreement between the Company and Duchossois Industries, Inc., as part of the Merger, Duchossois Industries, Inc. designated three (3) individuals for appointment and election to the Board of Directors. The Stockholder’s Agreement provides that those individuals, Mr. Richard L. Duchossois, Mr. Craig J. Duchossois and Mr. Robert L. Fealy (or substitute designees reasonably acceptable to the Company), would be nominated to serve as directors of the Company, being allocated as equally as possible among the three classes of directors, for vote of the shareholders of the Company at the annual meeting of shareholders at which each respective class is then submitted for vote by the shareholders. In 2000, the Board of Directors of the Company appointed Mr. Craig J. Duchossois to serve as a member of Class I, Mr. Richard L. Duchossois to serve as a member of Class II and Mr. Robert L. Fealy to serve as a member of Class III. Mr. Craig J. Duchossois, Mr. Richard L. Duchossois and Mr. Robert L. Fealy have each been subsequently re-elected to the Board of Directors.

At the Annual Meeting, the four (4) persons named in the following table will be nominated on behalf of the Board of Directors for election as directors in Class III. The Nominating and Governance Committee has recommended, and the Board has approved, the nomination of these persons. All of the nominees currently serve as members of Class III and have agreed to serve if re-elected. With each shareholder having one vote per share to cast for each director position, the nominees receiving the greatest number of votes will be elected. The biographical information for our directors below includes information regarding certain of the experiences, qualifications, attributes and skills that led to the determination that such individuals are qualified to serve on the Board of Directors.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE ELECTION OF THE CLASS III DIRECTORS NAMED BELOW.

Nominees for Election as Directors

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class III—Terms Expiring in 2014

Michael B. Brodsky 42 Director since 2010	Mr. Brodsky is the Co-Chief Executive Officer of Federated Sports + Gaming, Inc. (development of sports and gaming brands through the integration of traditional and digital media). Prior to its acquisition by the Company, Mr. Brodsky served as the Executive Chairman of Youbet.com, Inc. (a leading company conducting advanced deposit wagering on horseracing via the Internet and telephone). Mr. Brodsky is currently a director of Selectica, Inc. (a leader in contract management and configuration software). Among other exceptional personal and professional attributes, Mr. Brodsky’s experience as a director and senior executive of companies in the technology sector and, in particular, in the application of technology to the gaming industry qualifies Mr. Brodsky to serve as a member of the Board of Directors.

Robert L. Fealy 59 Director since 2000	Mr. Fealy serves as the President and Chief Operating Officer of The Duchossois Group, Inc. (a private holding company with diversified business interests comprised of companies with leading brands in the residential security, lighting and convenience products markets and the commercial control, automation and digital media markets). While Mr. Fealy was originally nominated to serve as a Director of the Company pursuant to the stockholder’s agreement between the Company and Duchossois Industries, Inc (as described above), the Company has been and will continue to be well served by Mr. Fealy’s experience as a certified public accountant and senior executive with oversight of a diverse group of companies that have over 6,000 employees worldwide with operations located in over 30 countries as well as proven capabilities in strategic business planning in a variety of industries. Mr. Fealy currently holds the following leadership positions with other entities: Director, The Duchossois Group, Inc.; Director, The Chamberlain Group, Inc. (access control devices); Chairman and Director, AMX LLC; Chairman and Director, Milestone AV Technologies LLC (audio-visual mounting equipment and display solutions); Managing Director, Duchossois Technology Partners, LLC (venture capital); Director and Chairman of the Audit Committee, Pella Corporation, Founding Board Member, Illinois Venture Capital Association, Treasurer, Illinois Venture Capital Association Political Action Committee; Director, Radeum, Inc.; Chairman and Director, Brivo Systems, Inc.; Chairman, Illinois Innovation Accelerator Fund; Trustee, University of Cincinnati Foundation; Member, University of Cincinnati Business Advisory Council; Co-Chair, Proudly Cincinnati Capital Campaign.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Daniel P. Harrington 55 Director since 1998	Mr. Harrington serves as the President and Chief Executive Officer of HTV Industries, Inc. (private holding company with diversified business interests that include telecommunications, manufacturing distribution and banking). Among other exceptional personal and professional attributes, Mr. Harrington has extensive financial, accounting and chief executive experience within a variety of industries as well as experience in leadership roles within the horseracing industry that qualifies Mr. Harrington as a member of the Board of Directors. In addition, Mr. Harrington qualifies as an Audit Committee Financial Expert, which makes him well suited for his current role as the Chairman of the Company’s Audit Committee. Mr. Harrington also serves in the following leadership positions of other entities: Director, First Guaranty Bank; Trustee, The Veale Foundation. Mr. Harrington was a Director (and on the Audit and Compensation Committees) of Portec Rail Products, Inc., until it was acquired in December of 2010. In addition, Mr. Harrington has served as a Director of First State Financial Corporation and Biopure Corporation.

Darrell R. Wells 68 Director since 1985	Mr. Wells serves as the General Partner or Managing Member of the following investment companies: Security Management Company (investments), Security Equity Partners II, Security Trend Partners (hedge fund), Summit 1 & 2 Partnerships, Oak Capital, LLC, Nautical Properties, LLC, and Exbury Partners. Mr. Wells also serves as the Chairman, Commonwealth Bancshares, Inc., Chairman, Citizens Financial Corporation, Director, Commonwealth Bank & Trust Company; Chairman, Chief Executive Officer and President, SMC Capital, Inc.; President & Director, SMC Advisors, Inc.; Chairman and Chief Executive Officer, Citizens Security Life Insurance Company, Citizens Insurance Company and United Liberty Life Insurance Company; Vice President and Director, Magnolia Bancshares, Inc.; President, Wells Foundation (charitable foundation); Director, First Security Bank, American Printing House; Advisor, Louisville Youth Training Center; Advisor; Heuser Clinic. Among other exceptional personal and professional attributes, Mr. Wells has extensive financial knowledge and experience as the Chief Executive of multiple companies in the banking, insurance and investment industries that qualify him as a member of the Company’s Board of Directors.

(1)	Except as otherwise indicated, there has been no change in principal occupation or employment during the past five years.

(2)	Directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as a director. If any nominee should become unavailable before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, reserve the right to vote for substitute nominees selected by the Board of Directors.

Continuing Directors

The following table sets forth information relating to the Class I and Class II directors of the Company who will continue to serve as directors until the expiration of their respective terms of office.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class I—Terms Expiring in 2012

Leonard S. Coleman, Jr. 62 Director since 2001	Mr. Coleman has served in multiple senior leadership positions in the major professional sports industry, including: Senior Advisor, Major League Baseball from 1999 to 2005; President, National League of Professional Baseball Clubs from 1994 to 1999. Among other exceptional personal and professional attributes, Mr. Coleman provides a unique perspective and is well suited to serve on the Board of the Company because of his experience as a senior executive in the major professional sports industry and as a director of large publicly traded companies in a variety of industries. Mr. Coleman currently holds the following leadership positions with other entities: Director, The Omnicom Group; Director, Electronic Arts, Inc.; Director, Avis-Budget Group, Inc.; Director, Cendant Corporation; Director, H. J. Heinz Co.; and Director, Aramark Corporation; Chairman, The Jackie Robinson Foundation; Director, Children’s Defense Fund, Spoleto Festival, Little League Baseball, Metropolitan Opera, The Schuman Fund and Urban America; Former Chairman, ARENACO, Inc. (subsidiary of New York Yankees/New Jersey Nets).

Craig J. Duchossois 66 Director since 2000	Mr. Duchossois serves as the Chief Executive Officer and a Director of The Duchossois Group, Inc., (a private holding company with diversified business interests comprised of companies with leading brands in the residential security, lighting and convenience products markets and the commercial control, automation and digital media markets). While Mr. Duchossois was originally nominated to serve as a Director of the Company pursuant to the stockholder’s agreement between the Company and Duchossois Industries, Inc. (as described above), the Company has been and will continue to be well served by Mr. Duchossois’ experience and proven capabilities in the international marketplace and technology industries in overseeing a diverse group of companies that have over 6,000 employees worldwide with operations located in over 30 countries, as well as his financial and business acumen. Mr. Duchossois currently holds the following leadership positions with other entities: Chairman, The Chamberlain Group, Inc. (access control devices); Director, AMX LLC; Director, Milestone AV Technologies LLC (audio-visual mounting equipment and display solutions); a Managing Member, HeathCo LLC (motion-activated lighting, door chimes and wireless lighting controls); Chief Executive Officer, TCMC, Inc. (investments); not-for-profit board memberships include Culver Education Foundation, Illinois Institute of Technology, University of Chicago, Kellogg Graduate School of Management, World Business Chicago, the University of Chicago Hospitals, Executive’s Club of Chicago, the Economics Club and the Chicago Council on Global Affairs. He is a member of the Chief Executive Officer’s Organization, World Presidents Organization, the Civic Committee of the Commercial Club of Chicago and the Economic Club. He is also the past-Chairman of the Board of Visitors for the United States Naval Academy.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Robert L. Evans 58 Director since 2006	Mr. Evans is the Chief Executive Officer of the Company. Please see Mr. Evans’ positions with the Company, terms of office and other biographical information on page 6. Mr. Evans’ role as the Chief Executive Officer of the Company as well as his proven entrepreneurial experience and abilities, his experience in senior executive positions at some of North America’s leading manufacturing (Mr. Evans served in a variety of management positions for Caterpillar Inc.), business consulting (former Managing Partner of the Americas Supply Chain Practice for the $17 billion Accenture Ltd., formerly Andersen Consulting), technology (former President and Chief Operating Officer of Aspect Development Inc.) and private equity companies (Co-Founder and former Managing Director of Symphony Technology Group, a private equity firm that provides investment capital and strategic direction to software and services companies), and his experience in the thoroughbred horse racing industry qualify Mr. Evans to serve as a Director of the Company. Mr. Evans currently holds the following leadership positions with other entities: President, Tenlane Farm, LLC (a thoroughbred breeding and racing operation); Director, IronPlanet (Audit Committee). Mr. Evans is a former director of ATC Technology Corp.

G. Watts Humphrey, Jr. 66 Director since 1995	Mr. Humphrey is the President, GWH Holdings, Inc. (private investment company); Chief Executive Officer, IPEG (international plastics machinery equipment company) and Centria (manufacturer and erector of metal building systems); and Owner, Shawnee Farm (thoroughbred breeding and racing operation). Among other exceptional personal and professional attributes, Mr. Humphrey has extensive experience in overseeing a diverse group of companies as well as in significant leadership roles throughout the thoroughbred horseracing industry that qualify Mr. Humphrey to serve as a member of the Board of Directors. Mr. Humphrey currently holds the following leadership positions with other entities: Member of The Jockey Club; Vice-Chairman, Blood-Horse Publications; Director, Keeneland Association; Member of the Board of Trustees, Breeders’ Cup, Ltd.; Director, Shaker Village at Pleasant Hill; Director, Smithfield Trust Company; Director, Wausau Paper; Member of the Board of Trustees, Centre College.

(1)	There has been no change in principal occupation or employment during the past five years, except with respect to Mr. Evans (as described under “Executive Officers of the Company”).

(2)	Directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class II—Terms Expiring in 2013

Richard L. Duchossois 89 Director since 2000	Mr. Duchossois is the founder and serves as the Chairman of The Duchossois Group, Inc. (a private holding company with diversified business interests comprised of companies with leading brands in the residential security, lighting and convenience products markets and the commercial control, automation and digital media markets). Mr. Duchossois also serves as the Chairman of Arlington Park Racecourse, LLC, a subsidiary of the Company. While Mr. Duchossois was originally nominated to serve as a director of the Company pursuant to the stockholder’s agreement between the Company and Duchossois Industries, Inc (as described above), the Company has been and will continue to be well served by Mr. Duchossois’ entrepreneurial experience and abilities, his proven leadership capabilities in successfully developing and managing a diverse group of companies that have over 6,000 employees worldwide with operations located in over 30 countries, as well as his horse racing industry experience in which he led the resurrection of Arlington Park Racecourse as a world renowned racetrack. Mr. Duchossois currently holds the following leadership positions with other entities: Director, The Chamberlain Group, Inc. (access control devices); Director, Milestone AV Technologies LLC (audio-visual mounting equipment and display solutions); Director, TCMC, Inc. (investments).

James F. McDonald 71 Director since 2008	Mr. McDonald is a Senior Vice President of Cisco Systems, Inc. (“Cisco”) (a worldwide leader in networking that provides hardware, software, and service offerings that are used to create Internet solutions that allow individuals, companies, and countries to increase productivity, improve customer satisfaction and strengthen competitive advantage) and has served in such role since 2006. Effective as of April 30, 2011, Mr. McDonald will cease being an employee of Cisco, but will continue to provide services to Cisco as a consultant. From 1993 to 2006, Mr. McDonald served as the Chairman, Chief Executive Officer and President of Scientific-Atlanta, Inc. (a global provider of cable and internet protocol television set-tops, data and voice cable modems, end-to-end video distribution networks, and video systems integration services, which was acquired by Cisco Systems, Inc. in February 2006). Among other exceptional personal and professional attributes, Mr. McDonald’s experience as the chief executive or a senior executive of leading global technology companies and as a director of large publicly traded companies in a variety of industries qualify Mr. McDonald to serve on the Board of the Company. Mr. McDonald has held the following leadership positions with other entities: Director, Burlington Resources, Inc. from 1988 to 2006, Director, Mirant Corporation from 2001 to 2006, Director, National Data Corporation and NDCHealth Corporation from 2000 to 2006, Director, Scientific-Atlanta, Inc. from 1993 to 2006. Mr. McDonald is also a former Director of Sprint (now Sprint Nextel Corporation).

R. Alex Rankin 56 Director since 2008	Mr. Rankin is the President of Sterling G. Thompson Co. (a private insurance agency and broker), the President of Upson Downs Farm, Inc. (a thoroughbred breeding and racing operation), the Chairman of the James Graham Brown Foundation (a private, non-profit foundation that fosters the well-being, quality of life, and image of Louisville and Kentucky by actively supporting and funding projects in the fields of civic affairs, economic development, education, and health and general welfare, which since 1954 has awarded over 2,680 grants totaling over $450 million) and the Chairman of The Bank – Oldham County (an independent community bank). Among other exceptional personal and professional attributes, Mr. Rankin’s expertise in the areas of finance and risk management, as well as his experience in the Company’s core business of thoroughbred horseracing qualify Mr. Rankin as a member of the Board of Directors and the Audit Committee.

(1)	Except as noted with respect to Mr. McDonald, there has been no change in principal occupation or employment during the past five years.

(2)	Directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain nominees, other directorships or positions considered significant by them.

Emeritus Directors

Emeritus Directors are available for counsel, but do not attend meetings of the Board of Directors and do not vote on matters presented to the Board. The Company’s Amended and Restated Bylaws provide that a person shall not be qualified for election as a Director due to age pursuant to any mandatory retirement age requirement adopted by the Company. The Company’s Corporate Governance Guidelines provide that the Board will establish and maintain a policy with regard to a mandatory retirement age for non-employee directors. The current policy provides that a person is not qualified to serve as a director unless he or she is less than seventy (70) years of age on the date of election. However, the Board believes that it is important to monitor overall Board performance and suitability and, upon the recommendation of the Nominating and Governance Committee, the Board may waive the effective date of mandatory retirement. Each director shall become a Director Emeritus upon the expiration of his or her current term following the date on which he or she is no longer qualified for election due to age, provided the effective date of such mandatory retirement has not been waived. The Emeriti Directors are Charles W. Bidwill, Jr., Catesby W. Clay, J. David Grissom, Frank B. Hower, Jr., Thomas H. Meeker and Arthur B. Modell. Upon the expiration of his current term as a director of the Company, Carl F. Pollard shall become a Director Emeritus. Mr. Pollard, age 72, has served on the Board of Directors of the Company since 1985 and has acted as the Chairman of the Board since 2001. Mr. Pollard has been the lessee of Hermitage Farm (Thoroughbred breeding) since May of 2010. Prior to that date, Mr. Pollard was the owner of Hermitage Farm from 1995 to 2010. Mr. Pollard currently holds the following leadership positions with other entities: Member of the Jockey Club; Director, DNP Select Income Fund, Inc. (Audit Committee Chairman); Director, Duff & Phelps Utility and Corporate Bond Trust (Audit Committee Chairman), Director, DTF Tax-Free Income Inc. (Audit Committee Chairman). Among other exceptional personal and professional attributes, Mr. Pollard has extensive experience as a former senior executive who was instrumental in the development of Humana Inc. into its current status as a worldwide leader in the healthcare industry, as a Director of multiple publicly traded investment companies and in the Company’s core business of thoroughbred horseracing that qualified Mr. Pollard as a member of the Company’s Board of Directors. Combining such experience with his 26 years of service on the Board of Directors, Mr. Pollard had the first hand experience and knowledge necessary to serve as the Chairman of the Company’s Board of Directors. Mr. Pollard was also a Director of LifeCare Holdings, Inc. from October 2006 to August 2007.

Director Compensation for Fiscal Year Ended December 31, 2010

During 2010, the Company re-evaluated its director compensation program and instituted certain changes effective July 16, 2010. Prior to July 16, 2010, 2010, directors received an annual retainer fee of $25,000; directors who served as committee chairmen received an additional $3,000 for a total annual retainer fee of $28,000; and the Chairman of the Board received an additional $20,000 for a total annual retainer fee of $45,000. Directors were paid $1,000 for each meeting of the Board of Directors and each committee meeting they attended, either in person or by teleconference, and for each special ad hoc meeting in which they participated. Effective July 16, 2010, the directors’ annual retainer fee was increased to $35,000; the incremental fee for directors who served as committee chairmen of the Compensation Committee and the Nominating and Governance Committee was increased to $5,000; the incremental fee for the director who served as chairman of the Audit Committee was increased to $10,000; and the incremental fee paid to the Chairman of the Board was increased to $25,000. In addition, effective July 16, 2010, Directors were paid $1,500 for each meeting of the Board of Directors and continued to receive $1,000 for each committee meeting they attended, either in person or by teleconference, and for each special ad hoc meeting in which they participated. Finally, effective July 16, 2010, each director will receive and annual grant of equity in the Company in the amount of $25,000. Directors who did not reside in Louisville may request reimbursement for their travel expenses. Only non-employee directors receive this compensation.

In 2010, we provided the following annual compensation to directors who are not employees:

Name	Fees earned or paid in cash ($)		Stock Awards ($)(3)	Total ($)
Carl F. Pollard	73,500		25,000	98,500
Michael B. Brodsky	25,083		25,000	50,083
Leonard S. Coleman, Jr.	51,000		25,000	76,000
Craig J. Duchossois	44,000	(1)	25,000	69,000
Richard L. Duchossois	43,000		25,000	68,000
Robert L. Fealy	44,000	(2)	25,000	69,000
J. David Grissom(4)	19,000		0	19,000
Daniel P. Harrington	51,500	(2)	25,000	76,500
G. Watts Humphrey, Jr.	45,000		25,000	70,000
James F. McDonald	46,000	(2)	25,000	71,000
Susan E. Packard(4)	17,500		0	17,500
R. Alex Rankin	45,500		25,000	70,500
Darrell R. Wells	51,000		25,000	76,000

(1)	The Churchill Downs Incorporated 2005 Deferred Compensation Plan allows directors to defer receipt of all or part of their retainer and meeting fees in a direct account that gives several investment options. Mr. Craig Duchossois elected to have all of his director fees for 2010 deposited into an investment account under the Plan.

(2)	The Churchill Downs Incorporated 2005 Deferred Compensation Plan also allows directors to defer receipt of all or part of their retainer and meeting fees in a deferred share account until after their service on the Board has ended. This account allows the director, in effect, to invest his or her deferred cash compensation in Company Common Stock. Funds in this account are credited as hypothetical shares of Common Stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are reinvested in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the Board. Upon the end of service, the shares are issued or transferred to the director. In 2010, Mr. Fealy, Mr. Harrington and Mr. McDonald deferred all of their 2010 directors’ fees into a deferred share account under the Churchill Downs Incorporated 2005 Deferred Compensation Plan. The grant dates for the deferred shares was the first business day of the first month after the quarter end. As of December 31, 2010, Mr. Fealy had 5,726.43 deferred shares, Mr. Richard Duchossois had 2,445.79 deferred shares, Mr. Harrington had 3,408.10 deferred shares and Mr. McDonald had 2,307.41 deferred shares under the Plan.

(3)	On July 16, 2010, each director received a grant of restricted stock units, in the amount of $25,000 based upon the closing price of a share of the Company’s stock on that date, that vest one year from the date of issuance. At the time a director ceases being a director of the Company, the Company will issue one share of common stock for each vested restricted stock unit owned by such director.

(4)	J. David Grissom ceased being a director as of June 17, 2010, and Susan E. Packard ceased being a director as of June 30, 2010.

Corporate Governance

The Board of Directors is responsible for providing effective governance over the Company’s affairs. The Company’s corporate governance practices are designed to align the interests of the Board and management with those of our shareholders and to promote honesty and integrity throughout the Company.

During the past year, we continued to review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also reviewed guidance and interpretations provided by the Securities and Exchange Commission and NASDAQ.

Copies of the current charter, as approved by our Board, for each of our Audit, Compensation and Nominating and Governance Committees and a copy of our Corporate Governance Guidelines, Code of Conduct for Employees and Code of Ethics for Principal Financial Officers are available on our corporate website, http://www.churchilldownsincorporated.com under the “Investors” heading.

Shareholders may send communications to the Company’s Board of Directors addressed to the Board of Directors c/o Churchill Downs Incorporated, 700 Central Avenue, Louisville, Kentucky 40208. Any correspondence addressed to the Board of Directors in care of the Company is forwarded to the Board of Directors without review by management.

Board Leadership Structure

The positions of Chairman of the Board of Directors and Chief Executive Officer are currently held by different individuals, provided, however, effective on June 16, 2011, the Company’s Chief Executive Officer, Robert L. Evans, will assume the combined roles of Chairman of the Board of Directors and Chief Executive Officer. While the Board believes that many factors influence the decision of whether the Chairman of the Board of Directors and Chief Executive Officer positions should be separate or combined and that these factors must be re-evaluated as the needs of the Company evolve, currently the Board of Directors believes that combining such roles is an efficient and effective leadership structure. The Chief Executive Officer is the director that is most familiar with the diverse business operations of the Company and is best situated to lead discussions on the important matters affecting the Company. In addition, this structure creates a firm link between the Company’s management and its Board of Directors, and fosters clear accountability, effective decision making and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including: having a lead independent director (see below for a description of the lead independent director role), executive sessions of the independent directors after each Board meeting and annual performance evaluations of the Chairman and CEO by the independent directors.

No less frequently than once every two years the Board will appoint a lead director from among its independent directors. Effective as of June 16, 2011, the lead independent director will be G. Watts Humphrey, Jr. The lead independent director’s authority and responsibilities include: (i) presiding over all meetings of the Board at which the Chairman is not present, including the executive sessions of the independent directors, (ii) serving as liaison between the Chairman and the independent directors, (iii) approving meeting agendas, schedules and information sent to the Board, (iv) the ability to call meetings of the independent directors, and (v) ex officio status on each committee of the Board that the lead independent director is not already a voting member.

Oversight of Company Risk

As part of its responsibility to oversee the management, business and strategy of the Company, the Board of Directors has overall responsibility for risk oversight. While the Board of Directors as a whole performs certain risk oversight functions directly, such as its ongoing review, approval and monitoring of the Company’s fundamental business and financial strategies and major corporate actions, the majority of the Board of Directors’

risk oversight functions are carried out through the operation of its committees. Each committee oversees risk management within its assigned areas of responsibility, as described below in the discussion of committee responsibilities. The Audit Committee is primarily responsible for overseeing the Company’s risk assessment and risk management practices, as well as its compliance programs. The Compensation Committee’s responsibilities include oversight of the risks associated with the Company’s compensation policies and practices, as well as its managerial development and succession plans. The Nominating and Governance Committee oversees the risks related to the Company’s corporate governance structure and processes.

Share Ownership Guidelines

The Board expects all directors to display confidence in the Company by ownership of a meaningful amount of the Company’s stock. As a result, each director is expected to own shares of the Company’s stock with a fair market value equal to five (5) times the director’s annual retainer. Each director who was serving as such on the date of adoption of the ownership guidelines (March 15, 2007) will have five (5) years from such date to meet this requirement and each director appointed or elected since such date will have five (5) years from the date of appointment or election to the Board to meet this requirement. Initial compliance will be measured in March 2012, the five (5) year anniversary date of the adoption of the ownership guidelines (for directors in office on March 15, 2007) or at the five (5) year anniversary date of the director’s appointment or election (for new directors). Each director’s continuing compliance with the ownership guidelines will be measured in the year he or she stands for re-election and will be considered as one of the criteria for nomination by the Nominating and Governance Committee. Deferred shares acquired by directors under the Churchill Downs Incorporated 2005 Deferred Compensation Plan and restricted stock units granted as director compensation may be included for purposes of measuring compliance with the Company’s share ownership guidelines.

Board Meetings and Committees

Nine (9) meetings of the Board of Directors were held during the last fiscal year. All directors attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the meetings of the committee(s) on which they served in 2010. The Company encourages its directors to attend the Annual Meeting each year. All directors attended the Company’s Annual Meeting held on June 17, 2010, except Mr. Brodsky.

The Board has determined that all of the directors of the Company are “independent directors,” as defined under NASDAQ Rule 5605(a)(2), except Robert L. Evans.

As required by the Company’s Corporate Governance Guidelines, the Board of Directors currently has four (4) standing committees: the Executive, Audit, Compensation and the Nominating and Governance Committees. No Director Emeritus serves on any Board committee.

Executive Committee

The Executive Committee is authorized, subject to certain limitations set forth in the Company’s Amended and Restated Bylaws, to exercise the authority of the Board of Directors between Board meetings. The members of the Executive Committee are Carl F. Pollard, who serves as Chairman, Michael B. Brodsky, Robert L. Fealy, and G. Watts Humphrey, Jr. In 2009, the Board of Directors decided that the Executive Committee will no longer meet on a regular monthly basis, but will instead meet as and when needed.

The Executive Committee did not hold any meetings during the last fiscal year.

Audit Committee

The primary purposes of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility in monitoring management’s conduct of the Company’s financial reporting process and overseeing the Company’s risk assessment and risk management practices. Under its charter, the Audit Committee is generally responsible for monitoring the integrity of the financial reporting process, systems of internal controls and financial statements and other financial reports provided by the Company to any governmental or regulatory body, the public or other users thereof, as well as overseeing the processes by which management assesses the Company’s exposure to risk and evaluating the guidelines and policies governing the Company’s monitoring, control and minimization of such exposures. The Audit Committee’s responsibilities are as follows:

•	To monitor the performance of the Company’s internal audit function;

•

To appoint, compensate, retain and oversee the Company’s independent registered public accounting firm employed by the Company for the purpose of preparing or issuing audit opinions on the Company’s financial statements and its internal control over financial reporting;

•	To monitor the Company’s compliance with legal and regulatory requirements as well as the Company’s Code of Conduct and Compliance Policies; and

•

To inquire of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; to assess the steps management has taken or proposes to take to minimize such risks to the Company; and to periodically review compliance with such steps.

•

In discharging its oversight role, to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel, auditors or other experts for this purpose.

The officers of the Company responsible for risk assessment and risk management functions report directly to the Audit Committee on a periodic basis, such as the Company’s internal auditor presenting its audit plan annually, and on a case by case basis as necessary.

The members of the Audit Committee are Daniel P. Harrington, who serves as Chairman, R. Alex Rankin, and Darrell R. Wells. The Company’s Board of Directors has determined that all members of the Company’s Audit Committee are independent as defined under NASDAQ Rule 5605(a)(2) and Rule 10A-3(b)(1) of the Securities and Exchange Commission.

Four (4) meetings of the Audit Committee were held during the last fiscal year. The Audit Committee reviews the adequacy of its charter on an annual basis.

The Board of Directors has determined that Daniel P. Harrington, who is independent as defined under NASDAQ Rule 5605(a)(2) and rules promulgated by the Securities and Exchange Commission, is an “audit committee financial expert” as defined by regulations promulgated by the Securities and Exchange Commission.

Compensation Committee

Responsibilities of the Compensation Committee

The Compensation Committee of the Board of Directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of NASDAQ. The Board established the Compensation Committee to discharge the Board’s responsibilities relating to compensation of the Company’s chief executive officer and each of the Company’s other executive officers. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies and perquisites as they affect the chief executive officer (“CEO”) and other executive officers.

During 2010, the Compensation Committee was composed of four (4) independent directors, as defined by the NASDAQ listing standards, including three (3) “Non-Employee Directors” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934. Currently the members of the Compensation Committee are Leonard S. Coleman, Jr., who serves as Chairman; Craig J. Duchossois; James F. McDonald; and Darrell R. Wells. The Committee has created a special Subcommittee comprised of three Non-Employee Directors for the purposes of approving any stock grants or other stock related transactions to officers or directors of the Company, as required under Rule 16b-3. In addition, this Subcommittee is comprised only of “outside directors” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and is responsible for approving all performance standards for officers for any pay program intended to qualify as “performance based compensation” under this section of the Code. The members of this special Subcommittee are Mr. Coleman, Mr. McDonald and Mr. Wells.

Seven (7) meetings of the Compensation Committee were held during the last fiscal year. Members of management attended each meeting. The agenda for each meeting was determined by the Chairman of the Compensation Committee with management’s input prior to each meeting.

The Compensation Committee’s responsibilities are as follows:

•	To oversee the development and implementation of the Company’s compensation policies and programs for executive officers.

•

To establish the annual goals and objectives relevant to compensation of the CEO and other executive officers, including the balance of the components of total compensation and to present such goals and objectives to the Board of Directors.

•

To evaluate the performance of the CEO and the other executive officers in light of the agreed-upon goals and objectives and set the compensation level of the CEO based on such evaluation and present its report to the Board of Directors annually.

•

To develop guidelines for the compensation and performance of the Company’s executive officers and to approve the compensation of the Company’s executive officers, including the balance of the components of total compensation.

•	To establish appropriate performance targets, participation and levels of awards with respect to the Company’s incentive compensation plans.

•

To administer the Company’s equity-based compensation plans, including the establishment of criteria for the granting of stock-based awards and the review and approval of such grants in accordance with the criteria.

•	To establish and periodically review company policies relating to senior management perquisites and other non-cash benefits.

•	To review periodically the operation of the Company’s overall compensation program for key employees and evaluate its effectiveness in promoting shareholder value and company objectives.

•	To oversee regulatory compliance with respect to compensatory matters.

•	To approve plans for managerial development and succession within the Company and to present such plans to the Board of Directors annually.

•

To consider, on at least an annual basis, whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company.

•	To review, assess and recommend to the Board appropriate compensation for outside directors.

•	To ensure the adequacy of and update, if necessary, the Compensation Committee’s charter annually.

•	To conduct an annual performance evaluation of the Compensation Committee.

•	To review the Compensation Discussion and Analysis and the supporting compensation disclosure materials and recommend to the Board its inclusion in the Company’s proxy statement.

The Compensation Committee’s charter reflects these responsibilities, and the Compensation Committee and the Board periodically review and revise the charter.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee at any time during the last fiscal year were officers of the Company or were former officers of the Company. None of the members who served on the Committee at any time during fiscal 2010 had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, except for Mr. Craig J. Duchossois, who was not a member of the special Subcommittee of the Compensation Committee (see “Related-Party Transactions”). Finally, no executive officer of the Company serves, or in the past fiscal year has served, as a member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the Committee.

Compensation Risk Assessment

The Committee performed an assessment of whether risks arising from the Company’s compensation policies and practices for all employees during 2010, including non-executive officers, are reasonably likely to have a material adverse effect on the Company. The Committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

The Company’s Nominating and Governance Committee operates under a written charter and is responsible for establishing the criteria for and reviewing the effectiveness of the Company’s Board of Directors. In addition, the Nominating and Governance Committee provides oversight with regard to the Company’s programs for dealing with business ethics and other governance issues.

Pursuant to the Company’s Corporate Governance Guidelines and its Policy on Board Composition, the Nominating and Governance Committee determines criteria regarding personal qualifications needed for Board membership and the Committee considers, reviews qualifications and recommends qualified candidates for Board membership. In doing so, the Nominating and Governance Committee reviews the composition of the Board to identify skill sets and qualifications which are represented in order to determine which ones are needed. In addition, the Nominating and Governance Committee reviews the Company’s strategic plan to determine its needs with regard to Board composition. While the Company does not have a formal policy on diversity for members of the Board of Directors, the Company’s Corporate Governance Guidelines and its Policy on Board Composition specifically provide that diversity of race and gender, as well as general diversity of backgrounds and experience represented on the Board of Directors are factors to consider in evaluating potential directors. The Nominating and Governance Committee sometimes employs an outside consultant to identify nominees with the skill sets, experience and backgrounds that suit the Company’s needs.

A candidate for the Company’s Board of Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s various constituencies. In considering a candidate for nomination as a member of the Board, the Nominating and Governance Committee will consider criteria such as independence; occupational background, including principal occupation (i.e., chief executive officer, attorney, accountant, investment banker, or other pertinent occupation); level and type of business experience (i.e., financial, lending, investment, media, racing industry, technology, etc.); diversity in race and gender; number of boards on which the individual serves; and the general diversity of backgrounds and experience represented on the Board. The Nominating and Governance Committee periodically reviews the Company’s Corporate Governance Guidelines and its Policy on Board Composition and recommends changes to the Board. It also evaluates the performance of the Board as a whole and provides feedback to the Board on how the directors, the committees and the Board are functioning. Finally it evaluates Board of Director practices at the Company and other well-managed companies on an annual basis and recommends appropriate changes to the Board and/or its practices.

The Nominating and Governance Committee receives and considers issues raised by shareholders or other stakeholders in the Company and recommends appropriate responses to the Board. The Nominating and Governance Committee will consider recommendations for director candidates submitted by shareholders. Such questions, comments or recommendations should be submitted in writing to the Nominating and Governance Committee in care of the Office of the Secretary at 700 Central Avenue, Louisville, Kentucky 40208. The Nominating and Governance Committee, in having adopted criteria to be considered for membership on its Board, considers such candidates applying such criteria and follows the recommendation process noted above. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration as recommendations from other sources.

The members of the Nominating and Governance Committee, each of whom is independent as defined by the NASDAQ listing standards, are R. Alex Rankin, who serves as Chairman, Richard L. Duchossois, G. Watts Humphrey, Jr. and Carl F. Pollard.

Two (2) meetings of the Nominating and Governance Committee were held during the last fiscal year.

Proposal to Ratify the Appointment of PricewaterhouseCoopers LLP as the

Company’s Independent Registered Public Accounting Firm for 2011

(Proposal No. 2)

On March 8, 2011, the Company’s Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2011. PwC has served as the Company’s independent registered public accounting firm since the Company’s 1990 fiscal year.

Although the Company’s Amended and Restated Bylaws do not require that the Company’s shareholders ratify the appointment of PwC as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of PwC to the Company’s shareholders for ratification as a matter of good corporate governance. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If the appointment is not ratified, the Company’s Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Company’s Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

Audit Fees

The audit fees incurred by the Company for services provided by PwC (i) for the year ended December 31, 2009, were $905,513, and (ii) for the year ended December 31, 2010, were $963,300. Audit fees include services related to the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, involvement with registration statement filings, statutory audits and consultations related to miscellaneous Securities and Exchange Commission and financial reporting matters.

Audit-Related Fees

During 2009 and 2010, the Company did not incur any fees for assurance and related services performed by PwC that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported in the preceding section.

Tax Fees

Tax fees incurred by the Company for services provided by PwC (i) in 2009, were $28,579, and (ii) in 2010, were $ 35,700. Tax fees include services related to tax return preparation for a related entity, tax consultation and tax advice.

All Other Fees

All other fees incurred by the Company for services provided by PwC relate to (i) the use of Comperio, PwC’s accounting research software, which amounted to $1,500 in each of 2009 and 2010; and (ii) analysis of the Company’s event hospitality process, which amounted to $11,507 in 2009. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with maintaining PwC’s independence.

The Audit Committee has adopted a policy of evaluating pre-approval of services provided by the independent auditors on a case-by-case basis. The Audit Committee pre-approved all audit and permissible non-audit services provided by the independent auditors in 2010.

Proposal to Approve the Performance Goals and Maximum Awards Payable

Under the Incentive Compensation Plan

(Proposal No. 3)

The Company’s President and Chief Executive Officer, its Executive Vice Presidents, and certain other key employees designated by the Compensation Committee, are eligible to receive an annual cash incentive bonus under the Churchill Downs Incorporated Amended and Restated Incentive Compensation Plan (1997) (the “ICP” or “Incentive Compensation Plan”). The Compensation Committee establishes various performance goals, the attainment of which entitles the participating employee to receive an annual bonus award. The amount of the award is a function of the participant’s base salary.

At its meeting in March 2011, the special Subcommittee of the Compensation Committee, which Subcommittee is comprised of members who are both “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act and “outside directors” as defined by § 162(m) of the Code, established certain objective performance goals pursuant to which the Company’s Chief Executive Officer, Robert L. Evans; the Company’s President and Chief Operating Officer, William C. Carstanjen; the Company’s Executive Vice President and Chief Financial Officer, William E. Mudd; the Company’s Executive Vice President, Technology Initiatives, Rohit Thukral; and the Company’s Executive Vice President and General Counsel, Alan K. Tse may receive a bonus award for fiscal year 2011 under the Incentive Compensation Plan if the performance goals applicable to each such executive officer are achieved. The performance goals set by the special Subcommittee of the Compensation Committee include the attainment of a pre-tax income target for the Company.

The special Subcommittee of the Compensation Committee has established certain additional objective performance goals related to individual performance for Mr. Evans, Mr. Mudd and Mr. Tse and has established certain additional objective performance goals related to both operating unit and individual performance for Mr. Carstanjen and Mr. Thukral, in all cases related to the achievement of strategic initiatives and the improvement of core functional capabilities and business operations the specific details of which the special Subcommittee of the Compensation Committee has determined to be confidential business information, the disclosure of which would adversely affect the Company and its business. At the conclusion of the year, the special Subcommittee will make a determination whether the performance goals have been attained. The ultimate bonus award to be paid under the Incentive Compensation Plan will be determined by the extent to which each participating executive achieves each of the applicable performance goals established by the special Subcommittee of the Compensation Committee. The special Subcommittee of the Compensation Committee retains the discretion to reduce any award, notwithstanding the attainment of the applicable performance goals, based upon its determination of Mr. Evans’, Mr. Carstanjen’s, Mr. Mudd’s, Mr. Thukral’s, and Mr. Tse’s performance in meeting the applicable performance goals.

The maximum dollar amount of bonus that may be awarded for each of Mr. Evans, Mr. Carstanjen, Mr. Mudd, Mr. Thukral and Mr. Tse under the performance goals established by the special Subcommittee of the Compensation Committee are as follows:

Mr. Evans	$1,100,000
Mr. Carstanjen	$697,500
Mr. Mudd	$438,000
Mr. Thukral	$372,000
Mr. Tse	$348,000

Any bonus earned for 2011 performance under the Incentive Compensation Plan will be payable on or prior to March 15, 2012. Under current U.S. tax law, the Company may deduct the amount of the bonus award paid to Mr. Evans, Mr. Carstanjen, Mr. Mudd, Mr. Thukral and Mr. Tse to the extent that the deduction is not otherwise limited under Code §162(m). Under Code §162(m), compensation paid to any covered employee in excess of $1,000,000 in any taxable year is not deductible by the Company except to the extent such amount constitutes “qualified performance-based compensation.” Qualified performance-based compensation is compensation paid solely on account of the attainment of one or more performance goals if:

•	the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors,

•	the material terms of the performance goals have been approved by the corporation’s shareholders prior to the payment of the compensation, and

•	the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

At the Annual Meeting, shareholders will be asked to approve the material terms of the performance goals and the maximum awards established by the special Subcommittee of the Compensation Committee for fiscal year 2011 for the payment of incentive compensation to Mr. Evans, Mr. Carstanjen, Mr. Mudd, Mr. Thukral and Mr. Tse under the Incentive Compensation Plan. A vote in favor of this proposal will result in, subject to the satisfaction of Code §162(m), (i) the compensation payable to Mr. Evans, Mr. Carstanjen, Mr. Mudd, Mr. Thukral and Mr. Tse under the Incentive Compensation Plan qualifying as performance-based compensation under Code §162(m), and (ii) the availability to the Company of a tax deduction in the amount of the compensation received by Mr. Evans, Mr. Carstanjen, Mr. Mudd, Mr. Thukral and Mr. Tse pursuant to this annual incentive bonus. No bonus awards will be paid under the Incentive Compensation Plan if the Company’s shareholders do not vote in favor of this proposal.

Approval of the proposal requires the affirmative vote of a majority of the shares casting votes in favor of or opposed to the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE PERFORMANCE GOALS AND THE MAXIMUM AWARDS PAYABLE AS ESTABLISHED BY THE SPECIAL SUBCOMMITTEE OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS FOR THE PAYMENT OF COMPENSATION TO MR. EVANS, MR. CARSTANJEN, MR. MUDD, MR. THUKRAL AND MR. TSE UNDER THE CHURCHILL DOWNS INCORPORATED AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN (1997).

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE PROPOSAL TO APPROVE THE PERFORMANCE GOALS AND THE MAXIMUM AWARDS FOR THE PAYMENT OF COMPENSATION TO MR. EVANS, MR. CARSTANJEN, MR. MUDD, MR. THUKRAL AND MR. TSE UNDER THE INCENTIVE COMPENSATION PLAN.

Advisory Vote on Executive Compensation

(Proposal No. 4)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s shareholders to vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

The Company has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of the Company’s named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Company’s ability to attract, motivate and retain individuals who can achieve superior financial results while also aligning the interests of the executives with the interests of shareholders over the long-term. This approach has resulted in the Company’s ability to attract and retain the executive talent necessary to guide the Company successfully during a period of growth and transformation. Please refer to “Compensation Discussion and Analysis—Executive Summary” for an overview of the compensation of the Company’s named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. At the Annual Meeting, shareholders will be asked to approve the compensation of the Company’s named executive officers by voting FOR the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this proxy statement.”

This vote is advisory and therefore not binding on the Company. The Board of Directors and Compensation Committee value the opinions of the Company’s shareholders. Should there be a significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider those shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting is required for advisory approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Advisory Vote on the Frequency of Holding Future

Advisory Votes on Executive Compensation

(Proposal No. 5)

The Dodd-Frank Act also enables the Company’s shareholders to vote, on an advisory and non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company’s named executive officers. The Company will hold an advisory vote on named executive officer compensation at least once every three years. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. Company shareholders may also, if they wish, abstain from voting on this proposal.

After careful consideration of the frequency alternatives, the Board believes that conducting advisory votes on named executive officer compensation on an annual basis is appropriate for the Company and its shareholders at this time.

The Company’s shareholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides shareholders with four choices with respect to this proposal: every year, every two years, every three years or shareholders may abstain from voting on the proposal. The option of every year, every two years or every three years that receives the highest number of votes cast by shareholders will be considered by the Company as the shareholders’ recommendation as to the frequency of future advisory votes on executive compensation.

The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of future advisory votes on named executive officer compensation. However, because this vote is advisory and not binding, the Board of Directors and Compensation Committee may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Compensation Discussion and Analysis

Executive Summary

The goal of the Company’s compensation programs is to ensure that the Company has the talented executives and employees it needs to achieve its strategic plans and deliver financial returns to shareholders over the short term and long term. To do that, the Company needs to attract and retain talented executives and employees, and compensate them in a way that encourages and rewards high performance. The Compensation Committee of the Board of Directors (the “Committee”) directly engages an independent compensation consultant, which it relies on to provide guidance with regard to pay practices for executive officers.

In September of 2010, the Company entered into an amended and restated employment agreement with its Chief Executive Officer (“CEO”), Robert L. Evans, extending his employment to August of 2016 and securing his leadership to continue the Company’s growth and innovation. Mr. Evans’ amended and restated employment agreement was the result of arm’s-length negotiation between representatives of Mr. Evans and members of the Board, which received advice and input from both its independent counsel and the independent consultant to the Committee. Consistent with past practices, Mr. Evans’ compensation is fundamentally different than the compensation for the other executive officers of the Company in that a relatively greater emphasis is put on at-risk pay to align the CEO’s pay with performance and grants of stock options and restricted stock at the time his employment agreement was amended and restated are the primary long-term incentive vehicles to fully align the interests of the CEO with the interests of the Company’s other shareholders. While such stock option and restricted stock grants represent six-year’s worth of long-term compensation, pursuant to the rules adopted by the Securities and Exchange Commission in 2010, the grant date fair values of all of such awards are reflected in the Summary Compensation Table as compensation to Mr. Evans in 2010. The actual value realized by Mr. Evans over the next six years will be highly dependent on his continued service and the value of the Company’s stock price, which will significantly impact the actual value of compensation received by Mr. Evans.

Compensation for the Company’s other executive officers is also significantly performance based. Each year the Committee establishes performance targets for its annual incentive plan, which includes the CEO, that require the achievement of significant financial results. In 2007, the Committee also established a five-year long term incentive compensation plan for the Company’s executive officers, other than its CEO, to encourage the entrepreneurial mindset desired by the Board of Directors by providing an opportunity to earn significant equity in the Company for achieving significant performance improvements. At the end of each year, the Committee determines any payments to be made pursuant to these incentive compensation plans by assessing performance against the financial targets of both the annual incentive plan and the long term incentive compensation plan, as well as in light of other financial and non-financial factors and unusual or extraordinary events. While the Committee believes that financial performance should be the most significant driver of compensation, other factors that drive long-term value for shareholders are also taken into account by the Committee, including the achievement of important strategic objectives. Ultimately, the amount of compensation awarded to the Company’s executives is determined based on the Company’s short-term performance and what the Committee believes is in the best interests of shareholders over the long term. This approach has been used consistently over the years and has resulted in the Company’s ability to attract and retain a talented executive team throughout a period of significant growth, innovation and transformation.

The Company exhibited record financial performance during 2010, including Earnings Before Interest, Taxes, Depreciation and Amortization of $80.4 million, and demonstrated operational discipline throughout a period of drastic financial turmoil, not only with regard to the U.S. economy, but particularly with regard to the Company’s historical core business of thoroughbred horseracing. In addition, the Company accomplished significant strategic initiatives that diversified the Company’s revenues and positioned it for growth and long term success, including the acquisition of Youbet.com Inc. in Woodland Hills, California, which expanded the Company’s footprint in the fastest growing segment of the horseracing industry, the acquisition of Harlow’s Casino Resort and Hotel in Greenville, Mississippi, and achieving record performance results for key racing operations, such as the Kentucky Derby, Kentucky Oaks and as the host of the Breeders’ Cup World Championships, despite unfavorable economic conditions. Under the Company’s total compensation structure, the Committee believes that the payouts made for 2010 reflect an appropriate level of compensation for a talented and high performing team of executives and based on the short-term and long-term financial and strategic results achieved for shareholders during the year.

This Compensation Discussion and Analysis describes the Company’s executive compensation policies and programs and how they apply to our named executive officers (the senior executives included in the Summary Compensation Table on page 39 below). This section also describes the actions and decisions of the Committee and the Committee’s special Subcommittee (the “Subcommittee”), which oversee the executive compensation program and determine the compensation of the named executive officers. A detailed discussion of the Committee’s structure (including the Subcommittee), roles and responsibilities, and related matters can be found under “Compensation Committee” on page 17.

Executive Compensation Philosophy and Core Principles

The fundamental philosophy of the Compensation Committee is to ensure that the Company’s compensation program for executive officers links pay to business strategy and performance in a manner that is effective in attracting, motivating and retaining key executives while also aligning the interests of the executives with the interests of shareholders over the long-term. In order to continue to support the Company’s high-performance culture, the Company’s key principles underlying the executive compensation program are to:

•	Attract and retain executives with the skills and experience needed to successfully grow the Company and create value for shareholders;

•

Create an entrepreneurial culture and mindset by de-emphasizing fixed pay (primarily salary) and focusing a significant percentage of compensation on at-risk pay elements (annual and long-term incentives); and

•	Motivate and reward executives for achieving exceptional performance which will create value for shareholders over the long-term.

The Company will continue to adjust its pay practices to support these principles over time.

Factors Used to Evaluate Pay Decisions

The Company does not currently manage compensation for individual executives to a specific total compensation value or based on a strategy of positioning pay to a specific “percentile” of market practices. Rather, the Company seeks to retain the services of executives who bring the skills, experience, and motivation needed to significantly expand the scope and scale of the Company’s operations. Therefore, compensation decisions for individual executives are made based on a balance of many subjective factors as evaluated by the CEO in the case of his direct reports (with Committee review) and the Committee in the case of the CEO. These factors include, in order of importance for each element of pay:

•

Base salaries tied to internal equity comparisons among the executive’s peers at the Company, broad market pay practices for executives with generally similar levels of responsibility and salary at a previous employer at the time of hire;

•	Target annual incentive opportunities based on internal equity considerations and the perceived level of contribution expected of the executive;

•	Long-term incentive opportunities driven by the level of contribution expected and comparisons among other Company executives who participate in the same programs; and

•	Severance and change in control benefits as negotiated on an individual basis by each executive and as deemed necessary to attract their services.

Each element of compensation is evaluated independently based on the role of that component in achieving the Company’s overall compensation objectives, with an emphasis on long-term incentives.

In making executive pay decisions, the Committee relies substantially on the advice and experience of its independent advisor and management to ensure the reasonableness of executive pay. As there are few direct peers to the Company, the Committee does not benchmark or rely directly on peer practices to establish pay levels or programs for its executives. Rather, the Committee determines pay levels and practices based on the talent needs of the organization as defined by our strategy of growing and diversifying revenues and with the guidance of the Committee’s independent advisor.

While the Committee conducts reviews of pay relative to broad market practices, as provided by the Committee’s independent advisor, to set context for the Company’s programs from time to time, the Committee does not use market compensation practices to drive decision making. Rather, the Committee evaluates market data to see how and why the Company’s compensation practices differ from market practices and to gauge where Company compensation falls relative to the market as a secondary test of reasonableness. It is the opinion of the Committee that the pay decisions made by the Company and the Committee are reasonable relative to pay provided to executives at other public companies, based on the Committee’s experience, the performance expectations established for each element of pay, and consultation with the Committee’s advisor.

Role of Management and Independent Advisors

Committee meetings are regularly attended by the CEO, the Senior Vice President of Human Resources, who is responsible for leading some of the discussions regarding the Company’s compensation programs, and in-house corporate counsel, who is responsible for recording the minutes of the meetings. The Committee may request the participation of management or outside consultants as it deems necessary or appropriate. The Committee regularly reports to the Board on compensation matters and annually reviews the CEO’s compensation with the Board.

The Committee and the Subcommittee may also meet in executive session without any members of management, typically for the purpose of discussing and approving compensation for the CEO. During 2010, the Committee and Subcommittee met in executive session seven (7) times. The CEO reviews the performance of, and makes recommendations to, the Committee regarding total compensation to be paid to the Company’s executive officers other than himself, including salary, annual bonus, stock awards and perquisites, as appropriate. Management also develops and presents to the Committee recommendations for the performance measures and targets to be used to evaluate annual performance incentives.

After the end of each fiscal year, the Committee conducts a review of the CEO’s performance. As part of this process, the CEO provides a self-assessment report. The Committee sets the compensation of the CEO in executive session after considering its assessment of the CEO’s performance, including due consideration of his self assessment report. Neither the CEO nor any other members of management are present during this session.

The Committee has sole discretion, at the Company’s expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate. Such advisors are engaged by, and report directly to, the Committee. During 2010 the Committee was assisted in fulfilling its responsibilities by Farient Advisors, LLC (“Farient”) until June of 2010 and then Semler Brossy Consulting Group, LLC (“Semler Brossy”) beginning in August of 2010 through the end of the year. The scope of the engagement of this advisor during 2010 included:

•	Assisting the Chairman of the Committee in establishing appropriate agendas for the Committee meetings;

•	Reviewing management reports and recommendations to the Committee as related to executive compensation matters;

•	Attending all Committee meetings and providing the Committee with input and advice based on the advisor’s broad experience with market practices;

•	On behalf of the Committee, assisting management with disclosures, including the Compensation Discussion and Analysis;

•	Providing updates to the Committee with regard to regulatory and market developments;

•	Providing market data upon request; and

•	Reviewing employment agreements for executives, including the amended and restated employment agreement for the CEO.

Neither Farient nor Semler Brossy provided any services to the Company, other than advising the Committee as provided above. All of the decisions with respect to the Company’s executive compensation are made by the Committee alone and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by management or its outside advisors.

CEO Compensation

Compensation decisions made for the CEO are fundamentally different than Compensation decisions made for the other executive officers. As the highest ranking executive, Mr. Evans is ultimately accountable for the performance of the business in both the near-term and over the long-term. Mr. Evans is also responsible for setting the strategic direction of the Company, managing the other executive officers to implement this strategy, and driving results for shareholders.

As such, in recognition of the level of responsibility and accountability placed upon the CEO and the degree of impact that he can have on business results, the pay for the CEO position differs from the other executives in three material respects:

•	Higher salary and bonus opportunity, commensurate with level of responsibility and impact;

•	Greater emphasis on at-risk pay in the total compensation package, as appropriate to align pay with performance; and

•	Use of stock options and restricted stock as the primary long-term incentive vehicles to fully align the interests of the CEO with the interests of the other shareholders.

Components of Compensation

During 2010, the Company used multiple components to provide an overall compensation and benefits package in order to attract and retain the needed level of executive talent for the Company.

Base Salary

The Committee’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive talent needed to grow the business and create shareholder value, without being a major focus of the overall compensation package. This approach is consistent with the desire to create an entrepreneurial management culture at the Company. Therefore, the Committee establishes base salaries for new hires based on the advice of management and its independent advisor regarding reasonable market pay practices, comparisons with the executive’s peers at the Company, and the rate of pay provided at the executive’s previous employer. Upon promotion or other adjustment of responsibilities, executives receive base pay increases that are commensurate with their new role or responsibilities and the pay levels for colleagues at similar levels in the organization and market pay practices, with more modest rates of increase thereafter.

In September of 2010, Mr. Evans’ base salary was increased in connection with his amended and restated employment agreement. No other named executive officer received an increase in base salary in 2010. Increases in base salary affect the opportunity for annual incentive payouts under the Incentive Compensation Plan (see below).

Annual Incentive Plan

The Company’s Amended and Restated Incentive Compensation Plan (1997) (“ICP”) provides an opportunity for the named executive officers to earn an annual cash incentive based on Company financial performance and achievement of individual strategic and operational performance goals. The objective of this plan is to provide executives with the opportunity to earn cash compensation linked to the short-term business performance of the Company as well as to reward the executives for accomplishment of strategic and operational initiatives that will have an impact on building the Company over the long-term.

Incentive Opportunities. Under the ICP, executive officers and other participants have a target incentive opportunity defined as a percent of base salary. For executive officers, these target percentages are determined by the Committee based on the internal pay equity considerations, impact on total short-term compensation and the expected level of contribution of each executive to the Company’s performance and growth. Executives who are expected to have greater impact on overall results generally have higher incentive pay potential. The Committee believes that this higher “pay-at-risk” for executives with more responsibility and more impact on the organization is appropriate to motivate performance and align pay outcomes with performance results.

The Compensation Committee typically ratifies the target incentive levels proposed by the CEO for each named executive officer, other than himself, at the beginning of the year. Changes from year to year are uncommon and, except as described below with respect to Mr. Evans, there were no changes to the target incentive opportunity of each named executive officer in 2010. During 2010, the target annual incentive opportunity assigned to the CEO and the other named executive officers were as follows:

Executive(3)	Target Incentive as a Percent of Salary
Robert L. Evans Chief Executive Officer and Director	81	%(1)
William E. Mudd Executive Vice President and Chief Financial Officer	60%
William C. Carstanjen President and Chief Operating Officer	65	%(2)
Rebecca C. Reed Senior Vice President, Chief Compliance Officer and Secretary	40%
Rohit Thukral Executive Vice President, Technology Initiatives	60%

(1)	Pursuant to his amended and restated employment agreement dated as of September 27, 2010, the target annual incentive opportunity assigned to Mr. Evans was increased from 75% to 100%. For 2010, his target incentive opportunity was calculated using the blended rate of 81%.

(2)	While it does not change his target annual incentive opportunity for 2010 as described in the above table, pursuant to his employment agreement dated as of March 25, 2011, the target annual incentive opportunity assigned to Mr. Carstanjen was increased from 65% to 75%.

(3)	The target incentive opportunity for Steven P. Sexton during 2010 was 60% of his base salary. Mr. Sexton, who resigned in November of 2010 did not receive an award under the ICP for 2010.

The actual ICP award for each officer, including the named executive officers, can range from zero to a maximum of 200 percent of the officer’s target incentive opportunity, as determined at the end of the year, based on performance.

Performance Measures and Weights. In March 2010, the Subcommittee established certain objective performance goals pursuant to which the CEO and named executive officers could receive an annual incentive award for fiscal year 2010 under the ICP if the performance goals applicable to each executive were achieved. The performance goals set by the Subcommittee included the attainment of financial performance goals for the Company (the “Company Objective”) and certain objective individual performance goals for each of the executive officers (“Individual Objectives”). Certain named executive officers with functional responsibility over Company units were also given certain objective performance goals related to the financial performance of specific units of the Company (“Unit Objectives”).

For 2010, the Company Objective was measured against Earnings Before Taxes (“EBT”) and the Unit Objectives were measured against Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). The Individual Objectives established for 2010 were objective performance goals that varied by executive and related to business growth and revenue diversification initiatives, operational efficiency and process improvement initiatives, and customer service improvements, measured at the Company and business unit levels. Generally, the Individual Objectives originate as goals of the CEO and filter down to certain other executives to whom such goals apply. For 2010, the CEO’s individual goals could be generally classified as follows: improve certain core functional capabilities and business operations, and create new growth opportunities. Each of these groups contains multiple goals, which (other than the goals that are specifically allocated to the CEO) directly correspond to the Individual Objectives of the Company’s other executives. As such goals are applied to the executives reporting to the CEO, they typically become more specific to an applicable executive’s area of responsibility. Consistent with prior years, the Individual Objectives and Unit Objectives for 2010 contained a level of specificity with regard to the Company’s strategic initiatives, operations, internal relationships and cost structure that disclosure of such specific objectives would cause competitive harm to the Company and its investors.

Each of these factors was assigned a specific weight which varied for each executive, and the total incentive payout at year end was based on a weighted average of performance on each factor, as follows:

The Committee has selected this balanced approach to measuring annual performance because it believes that:

•

Success for shareholders is a balance between financial performance in the near-term and strategic and operational performance improvements that will drive success over the long-term. Executives should be rewarded and motivated for focusing on both. Company and Unit Objectives tend to be near-term focused, while Individual Objectives tend to relate to matters that will enhance long-term success for the Company; and

•	Executives should be rewarded for results which they can individually impact, as well as for the success of the overall Company.

The Committee selected EBT for the Company Objective because it believes that EBT best reflects the value created for shareholders in the short-term.

For executives other than the CEO, each executive’s performance objectives, goals, and weights for each factor are established at the recommendation of the CEO early in each year based on the Company’s business plans and key strategic priorities. The CEO’s performance objectives, goals and weights for each factor are established by the Subcommittee. These objectives are then reviewed and approved by the Committee for each of the executive officers. The specific weight assigned to each performance factor for each of the named executive officers for 2010 were as follows:

Executive	Company Objective Weight	Unit Objectives Weight	Individual Objectives Weight
Robert L. Evans	60%	n/a	40%
William C. Carstanjen	20%	40%	40%
William E. Mudd	60%	n/a	40%
Rebecca C. Reed	30%	n/a	70%
Rohit Thukral	20%	40%	40%
Steven P. Sexton	20%	40%	40%

In setting performance weightings, the objective was to place more emphasis on the Company Objective and Unit Objectives, as applicable, and driving near-term results, while maintaining significant emphasis on the critical strategic and operational goals included in Individual Objectives for the named executive officers.

2010 Performance Target and Results. For 2010, the target Company Objective was $37.049 million in EBT, which was equal to the Company’s business plan for the year. The Committee established a threshold performance objective equal to 90% of this performance goal, which would result in a payout equal to 50% of each executive’s incentive target multiplied by the weight for this factor, and a maximum performance objective equal to 120% of this goal, which would result in a payout equal to 200% of the incentive target multiplied by the weight for this factor. These performance targets are summarized in the table below:

Performance Level	EBT $ millions		Performance Multiplier
Maximum		$44.459	200%
Target		$37.049	100%
Threshold		$33.344	50%
Below Threshold	< $	33.344	0%

The Company’s actual EBT performance during 2010 was $27.9 million which, absent the discretionary adjustments made by the Committee described below, would result in no payments being made to any participants of the ICP. The Committee retains the discretion to adjust the evaluation of Company performance goals at year end as needed to reflect unexpected business conditions and unusual events. The Subcommittee did exercise this discretion during 2010 to adjust for the disproportionate impact of the negative performance of a single business unit and to recognize the Company’s record financial performance during 2010 as well as the accomplishment of significant strategic initiatives that diversified the Company’s revenues and positioned it for growth and long term success. Excluding the negative impact of such business unit, all of the operating units performed in excess of their goals for 2010 and combined would have earned a payout in excess of 100% of each executive’s target incentive payment. In addition, the significant achievements during 2010 include the acquisition of Youbet.com Inc., which expanded the Company’s footprint in the fastest growing segment of the horseracing industry, the acquisition of Harlow’s Casino Resort and Hotel in Greenville, Mississippi, and achieving record performance results for key racing operations, such as the Kentucky Derby, Kentucky Oaks and as the host of the Breeders’ Cup World Championships, despite unfavorable economic conditions. Recognizing the disproportionate impact of the underperformance of this one operating unit on the overall plan funding for the year as well as the significant achievements mentioned above, the Committee adjusted the Company Objective to result in payouts ranging from 80% to 90% of each executive’s target incentive payment.

The Individual Objectives are tied to specific strategic initiatives of the Company and key operational improvement areas and the Unit Objectives reflect detailed information regarding the Company’s cost structure and internal relationships. The Committee has determined the details of these Individual Objectives and Unit

Objectives to be confidential business information, the disclosure of which would adversely affect the Company and its investors. The Committee believes that the overall objectives established for each officer represent a meaningful improvement for the Company and therefore are relatively difficult to attain. This judgment is based on the Committee’s understanding of the businesses operations, its past experience with the Company’s goal-setting process, and the relationships between these performance goals and the overall Company Objectives.

Evaluation of Individual Objectives, while typically based on objective performance factors, generally includes a significant degree of subjectivity. The Committee exercises its discretion in evaluating these Individual Objectives using business judgment and the input of the CEO as it relates to the performance of his direct reports.

The results for amounts earned by each named executive officer for 2010 under the ICP are reflected in the Summary Compensation Table on page 39 in the column labeled “Non-Equity Incentive Plan Compensation.”

Long-Term Incentives

Corporate Long-Term Incentive Plan. The objective of the Company’s long-term incentive compensation program is to support the entrepreneurial mindset desired by management and the Board of Directors by providing an opportunity to earn significant equity in the Company for achieving significant performance improvements.

The Company’s long-term incentive plan (the “Company LTIP”) is designed to provide each of the named executive officers, other than the CEO and Ms. Reed, with the opportunity to earn a substantial amount of compensation over a five year performance period, from 2008 through 2012, for achieving significant improvements in Company EBITDA. Upon making an individual a participant in the Company LTIP, the Committee establishes a total payment opportunity that may be achieved by each participant over such five-year period. There are five EBITDA targets, one of which becomes effective each year of the five-year performance period. A percentage of a participant’s total payment opportunity is tied to the achievement of each EBITDA target, such that if an EBITDA target that is in effect is achieved by the Company, then the participants are eligible to receive a certain percentage of the total payment opportunity. The Company believes that the disclosure of specific EBITDA targets before they have been achieved would result in competitive harm to the Company. The percentage of the total payment opportunity associated with each EBITDA target is summarized in the table below:

EBITDA Target	Year in Which EBITDA Target Becomes Effective	Percentage of Total Payment Opportunity Eligible to be Earned When EBITDA Target is Achieved
Target 1	2008	10%
Target 2	2009	15%
Target 3	2010	25%
Target 4	2011	25%
Target 5	2012	25%

When a specific EBITDA target is achieved, 30% of the payment opportunity associated with such target is deemed “earned” by each executive and the remaining 70% (or a portion thereof) of such payment opportunity is deemed “earned” only at the discretion of the CEO with the approval of the Subcommittee, if the executive has substantially contributed to the performance and strategic improvement of the Company. Any performance awards granted under the Company LTIP will not vest until between one and three years after an EBITDA target is achieved. The vesting of such awards varies by year, with the longer vesting periods occurring in the earlier years of the plan.

If any EBITDA target is not achieved in a given year, participants have the opportunity to earn the awards associated with that target in subsequent years within the performance period if the EBITDA target is later achieved. For example, the Company did not achieve the first EBITDA target during 2008, but it did achieve this target during

2009 and the payment opportunity associated with this target was earned by the named executive officers. Any part of the total payment opportunity not earned before the end of 2012 will be forfeited. It is the intent of the Company to denominate any awards earned under the Company LTIP in stock of the Company and to pay such awards in stock at the time of vesting, although the Company may pay in cash at the Subcommittee’s discretion.

The Company LTIP also contains a change in control provision that provides that 50% of any participant’s total payment award that is outstanding, but unearned, will vest if such participant is terminated without cause within 24 months of a change in control (a “double trigger”).

The Committee does not intend to grant any additional, significant long-term incentive opportunities to the named executive officers over the five year period covered by the Company LTIP, except with regard to a change in the roles and responsibilities of a participant. The targeted total payment opportunities therefore represent five-year’s worth of long-term compensation. The Committee believes that by “front-loading” a significant amount of compensation in such a manner for each named executive and setting aggressive, long-term performance goals to earn this compensation, it is creating incentives which will encourage long-term, strategic thinking and support a high-performance culture. EBITDA was selected as the appropriate long-term performance metric as the Committee believes that EBITDA: (i) is aligned with shareholder value and (ii) can be effectively forecasted and managed over a multiple-year period.

Performance Target Achievement. During 2010, the Company achieved the second EBITDA target under the Company LTIP, which was $85 million in EBITDA. The Company’s actual EBITDA performance during 2010, as adjusted by the Committee for purposes of calculating Company LTIP awards, was $86.04 million.

Upon the determination that this second EBITDA target had been achieved, 30% of each named executive officer’s (excluding Mr. Evans and Ms. Reed, who do not participate in the Company LTIP ) payment opportunity associated with such target was earned, while the amount earned of the remaining portion of such payment opportunity varied among the applicable named executive officers based upon such executive’s contribution to the growth in EBITDA that resulted in the second EBITDA target being achieved, as determined by the CEO with the approval of the Subcommittee. The amount that was earned by each named executive officer due to the achievement of this second EBITDA target ranged from 70% to 100% of such executive’s payment opportunity associated with the second EBITDA target. The performance awards were paid in the form of restricted stock, which vest in equal installments over three years beginning on March 31, 2011. The amounts earned by each named executive officer, excluding Mr. Evans and Ms. Reed, with regard to the achievement of the second EBITDA target under the Company LTIP are as follows:

Name	Performance Award for Achievement of EBITDA Target 2 ($)(1)(2)
Robert L. Evans	n/a
William E. Mudd	750,000
William C. Carstanjen	975,000
Rebecca C. Reed	n/a
Rohit Thukral	420,000

(1)	These awards are not disclosed in the Summary Compensation Table on page 39 or the Grant of Plan Based Awards Table on page 41 below because no shares were granted in 2010 pursuant to these awards. Such shares were granted in March of 2011. The Summary Compensation Table and the Grant of Plan Based Awards Table reflect the awards made pursuant to the Company LTIP related to the achievement of the first EBITDA target in 2009, because the shares related to such awards were granted in March of 2010.

(2)	Robert L. Evans and Rebecca C. Reed do not participate in the Company LTIP. Steven P. Sexton participated in the Company LTIP while employed by the Company, but did not receive an award associated with the achievement of the second EBITDA target.

The Committee reserves the right to adjust the EBITDA targets as needed to avoid either unduly encouraging or discouraging significant investments by the Company and to otherwise cause the Company LTIP to function as intended. Absent any adjustments, the Company’s actual EBITDA for 2010 would not have met the second EBITDA target of $85 million. The Committee made the following material adjustments to EBITDA for purposes of determining the Company LTIP awards, each of which is associated with (1) significant expenses for projects or matters more appropriately attributed for these purposes to years after 2010, (2) an adjustment for a significant unplanned expense outside of management’s control or (3) corresponding negative adjustments to account for the positive adjustments to EBITDA made in previous years: (A) a negative adjustment to Company EBITDA for certain expenses incurred by the Company related to the acceleration of the opening of the Calder Race Course casino, which correspond to positive adjustments to the Company’s 2009 EBITDA for purposes of determining the previous LTIP awards; and (B) positive adjustments for: (i) certain additional expenses related to the acquisition of Youbet.com, Inc. and (ii) the expense derived from the dismissal of the New York City Off Track Betting Corporation’s (“NYC OTB”) bankruptcy case without a resolution. The Committee intends to make a corresponding negative adjustment to 2011 Company EBITDA for purposes of the Company LTIP for the Youbet.com acquisition expenses and in the future if the Company achieves a recovery related to its NYC OTB bankruptcy claim.

Long-Term Incentives for the CEO. Mr. Evans as the CEO received a significant grant of Company stock (with both time- and performance-based vesting) as a component of his original employment agreement and his amended and restated employment agreement and therefore he has not been, nor is he currently, a participant in the Company LTIP. The Committee believes that having a separate incentive plan for the CEO from the incentive plan for the rest of the executive team in this context is appropriate and beneficial as it allows the CEO to evaluate the Company’s long-term performance relative to the Company LTIP and make recommendations to the Committee regarding the pay of his direct reports without bias to his own compensation from the Company.

Stock Options and Restricted Stock. In addition to the above long-term incentive plans for executive officers, the Company grants stock options and restricted stock without performance contingencies on a selective basis to other employees. All equity awards made during 2010 were made under the Company’s 2007 Omnibus Stock Incentive Plan, which permits grants of stock options, restricted stock and other equity awards. During 2010, of the named executive officers, only Ms. Reed, who does not participate in the Company LTIP, received any stock options, restricted stock or any other equity awards.

To facilitate the administration of the equity incentives, the Committee delegates to the CEO the authority to grant up to 134,600 shares of stock options (approximately 0.8% of the common shares outstanding) or 67,300 shares of restricted stock (half the number of delegated stock options) at his discretion, but subject to the approval of the Chairman of the Committee, to individuals not currently eligible for an award under the Company LTIP. Such shares are valued at the fair market value on the effective date of grant and the CEO may not grant any more than 4,000 option shares or 2,000 restricted shares (or any combination thereof, with each restricted share counting as two stock option shares for purposes of this limitation) to any one individual without Committee approval.

For executive officers, all grants are granted at fair market value on the effective date of the grant, which is the date approved by the Committee or the first day of employment, whichever is later. Fair market value is the closing price of the Company’s stock on the NASDAQ securities market on the effective date of the grants.

Deferred Compensation Benefits

The Company’s philosophy is to provide savings benefits to executives which are commonly provided by other public companies. These benefits include:

401(k). The Company maintains a 401(k) Retirement Plan, which is a profit sharing plan that is intended to be a qualified retirement plan under Section 401(a) of the Code. The 401(k) Retirement Plan allows all employees who meet the eligibility requirements to become participants. Participants may make salary deferral contributions pursuant to Section 401(k) of the Code up to limits prescribed by the plan and the Code. The Company makes matching contributions with respect to such salary deferrals at a rate of 100% on the first 3% of compensation deferred and 50% on deferrals in excess of 3% of compensation but no more than 5% of compensation. Salary deferral contributions and matching contributions are fully vested at all times. Participants are allowed to direct investment of their accounts under the 401(k) Retirement Plan into as many as 24 investment options. All assets of the 401(k) Retirement Plan are held in a trust which is intended to be qualified under Section 501 of the Code.

Deferred Compensation Plan. The Company also maintains a Deferred Compensation Plan for select executives. The purpose of the plan is to provide eligible executives of the Company an opportunity to defer to a future date the receipt of base and bonus compensation for services and to receive matching contributions in similar fashion as provided by the Company’s 401(k) Retirement Plan for any salary deferred beyond the limits imposed by the IRS for that plan. The Committee believes that a Deferred Compensation Plan is a normal and typical benefit for executives at companies similar to the Company and is necessary to attract and retain executive talent.

For purposes of determining earnings under the Deferred Compensation Plan, various hypothetical investment alternatives are selected by the Committee in its discretion. The Deferred Compensation Plan allows, but does not require, the Committee to receive input from participants regarding such investment alternatives. The current hypothetical investments selected by the Committee include 35 investment return options for determining the rate of return to be credited on participant deferrals. Participants are allowed to choose among these investment return options in order to direct the hypothetical investments used to determine earnings under the Plan.

Life insurance contracts have been purchased by the Company to provide some or all of the benefits under the Deferred Compensation Plan. Other details regarding the Deferred Compensation Plan can be found in the Nonqualified Deferred Compensation Table and the accompanying narrative below.

Perquisites and Other Benefits

The Company’s standard, non-cash executive benefits are Company-paid premiums on executive term life insurance and an optional supplemental long-term disability income plan for all of the named executive officers. These plans provide benefits which are similar to those provided to all employees, but extend the benefit levels to be appropriate to the income of the executive officers.

The Company’s executive perquisites are as follows:

•

Automobile allowance, including reimbursement for gas expenses, in the case of Mr. Evans, as provided for in the negotiated terms of Mr. Evans’ amended and restated employment agreement with the Company; and

•	Reimbursement of spouse’s travel expenses for travel with the executive on Company business on a case-by-case basis.

•

In lieu of paying for country club dues, professional association memberships or similar items, the Chief Executive Officer, Chief Operating Officer and all Executive Vice Presidents are given an annual allowance of $10,000 to cover expenses such as these. Mr. Reed, a Senior Vice President, is given an annual allowance of $7,500 to cover expenses such as these.

Employment Agreements

The Company currently has employment agreements in place with each of the following named executive officers: Robert L. Evans, William E. Mudd and William C. Carstanjen. Rohit Thukral has not entered into an employment agreement with the Company but has signed an offer letter containing certain benefits and obligations. Mr. Mudd’s employment agreement and Mr. Thukral’s offer letter each have an unspecified term and may be terminated by the Company or the executive at-will, subject, in the case of a termination by the Company, to an obligation to make certain payments (see “Potential Payments Upon Termination or Change of Control” below). The employment agreements of Mr. Evans and Mr. Carstanjen have the terms described below.

Amended and Restated Employment Agreement with Robert L. Evans

On September 27, 2010, the Company entered into an amended and restated employment agreement with Mr. Evans (the “Evans Agreement”). Under the Evans Agreement, Mr. Evans will receive base pay of $550,000 per year and a target annual bonus of 100% of his base pay. In addition, Mr. Evans received the following equity awards: (i) 45,000 restricted shares of the Company’s common stock, with vesting of three tranches of 15,000 shares each contingent upon the Company’s common stock reaching the following closing prices on Nasdaq for 20 consecutive trading days beginning on and after August 14, 2011: $50 for the first tranche, $60 for the second tranche, and $70 for the third tranche; (ii) 81,250 restricted shares of the Company’s common stock, vesting quarterly over approximately five years beginning September 30, 2011; and (iii) stock options, vesting quarterly over approximately three years beginning September 30, 2010, to purchase an aggregate of 180,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant. The Evans Agreement provides for an approximately six-year term of employment that commenced on September 27, 2010.

Employment Agreement with William C. Carstanjen

On March 25, 2011, the Company entered into an employment agreement with Mr. Carstanjen (the “Carstanjen Agreement”) in connection with his promotion to President and Chief Operating Officer of the Company effective March 21, 2011. Under the Carstanjen Agreement, Mr. Carstanjen will receive base pay of $465,000 per year and a target annual bonus of 75% of his base pay. In addition, Mr. Carstanjen received 15,000 restricted shares of the Company’s common stock, all of which will vest on March 21, 2014, provided Mr. Carstanjen remains employed by the Company on that date. The Carstanjen Agreement provides for an approximately three-year term of employment that commenced on March 21, 2011.

Non-Compete and Non-Solicit Provisions

Pursuant to each of Mr. Evans’ and Mr. Mudd’s agreements, and Mr. Thukral’s offer letter, each is subject to a two year non-competition period after the termination of his employment with the Company for any reason, during which he may not engage, directly or indirectly, in any business for competitors of the Company. Additionally, each of Mr. Evans, Mr. Mudd and Mr. Thukral is subject to a two year non-solicitation period after the termination of his employment with the Company for any reason, during which he may not solicit any employee of the Company to leave employment with the Company or solicit any customer of the Company for the purpose of engaging in business with them that competes with the business engaged in by the Company. Mr. Carstanjen is subject to (i) a one year non-competition period after the termination of his employment with the Company for any reason, during which he may not engage, directly or indirectly, in any business for competitors of the Company and (ii) a one year non-solicitation period after the termination of his employment with the Company for any reason, during which he may not solicit any employee of the Company to leave employment with the Company or solicit any customer of the Company for the purpose of engaging in business with them that competes with the business engaged in by the Company.

Separation Agreement with Steven P. Sexton

Mr. Sexton resigned as Executive Vice President and President of Churchill Downs Entertainment Group effective November 12, 2010. In connection with Mr. Sexton’s resignation, the Company and Mr. Sexton entered into a separation agreement and release that provided Mr. Sexton would receive a cash severance benefit of $670,000, a payment in the amount of $8,000 in lieu of outplacement services, and a payment in the amount of $181,100 as consideration for any unexercised stock options owned by Mr. Sexton. In addition, the restrictions on 4,717 shares of restricted stock granted to Mr. Sexton pursuant to the Company LTIP lapsed at such time.

Severance Benefits

The Committee believes that arrangements which provide benefits upon termination or a change in control of the Company support the goals of attracting and retaining qualified executives by clarifying the terms of employment and reducing the risks to the executive in situations where the executive believes that the Company may undergo a merger or be acquired or where the Company has tasked the executive to develop new markets or lines of business for the Company. In addition, the Committee believes that such agreements align the interests of executives with the interests of shareholders if a qualified offer to acquire the Company is made, in that each of the executives would likely be aware of or involved in any such negotiation and it is to the benefit of shareholders to have the executives negotiating in the best interests of the Company without regard to their personal financial interests. The terms of the individual agreements have been negotiated on a case by case basis with each executive at the time of hire (or in some cases, at the time of a material change in duties) as the Committee deemed necessary to induce the acceptance of employment with the Company. The Committee believes that amounts payable under each of these agreements were necessary to induce acceptance of the Company’s offer of employment or, as applicable, material change in duties and are reasonable based on the Committee’s judgment and experience.

Additional information regarding severance benefits may be found under “Potential Payments Upon Termination or Change of Control” below.

Exchange Act Rule 10b5-1 Plans

The Company’s policy permits executive officers in possession of material non-public information to transact in the Company’s securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the individual was not in possession of material non-public information. Company policy requires trading plans to be written and to specify the amount of, date on, and price at which the Company’s securities are to be traded or establish a formula for determining such items. Trading plans must be pre-approved by the Company and may not be adopted during blackout periods or when the officer is in possession of material non-public information about the Company.

Other Material Tax and Accounting Implications

Section 162(m) of the Code limits the deductibility of certain executive compensation in excess of $1 million that is not considered “performance based” as defined by the Code. The Company has structured the annual incentive compensation paid under the ICP for Mr. Evans, Mr. Carstanjen, Mr. Mudd, Ms. Reed and Mr. Thukral and the equity grants made to Mr. Evans to qualify for this deduction. The Company seeks to maximize the tax deductibility of compensation paid to its executives wherever possible, but the Committee believes that it is important to maintain compensation programs that are competitive and motivate executives irrespective of the deductibility of such payments under the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Compensation Committee of the Board of Directors:
Leonard S. Coleman, Jr., Chairman
Craig J. Duchossois
James F. McDonald
Darrell R. Wells

2010 Summary Compensation Table

The following table provides information regarding compensation earned by each individual who served as our Chief Executive Officer in 2010, our Chief Financial Officer in 2010, and the three other executive officers employed at the end of 2010 who were most highly compensated for 2010 (sometimes referred to in this proxy statement as the “named executive officers”). In addition, it provides information for Mr. Sexton who resigned from the Company effective November 12, 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)		Total ($)
Robert L. Evans, Chief Executive Officer	2010 2009 2008	$512,500 512,019 467,788	-0- -0- -0-	$3,960,488 -0- -0-	$2,444,400 -0- -0-	$379,000 356,625 436,765	$71,664 62,453 51,429		$7,368,052 931,097 955,982

William E. Mudd, Executive Vice President and Chief Financial Officer	2010 2009 2008	335,000 337,604 290,000	-0- -0- -0-	500,000 -0- -0-	-0- -0- -0-	180,000 225,522 216,108	32,177 32,468 24,581		1,047,177 595,594 530,959

William C. Carstanjen, President and Chief Operating Officer	2010 2009 2008	400,000 410,623 337,077	-0- -0- -0-	650,000 -0- -0-	-0- -0- -0-	235,000 250,640 285,658	22,554 21,866 30,869		1,307,554 683,129 653,604

Rebecca C. Reed, Senior Vice President, Chief Compliance Officer and Secretary	2010 2009 2008	220,000 226,529 202,227	-0- -0- -0-	32,229 -0- -0-	13,653 -0- -0-	70,000 79,112 88,836	21,988 22,509 24,697		357,870 328,150 315,760

Rohit Thukral, Executive Vice President, Technology Initiatives	2010 2009 2008	300,000 288,693 236,207	-0- -0- -0-	325,000 -0- -0-	-0- -0- -0-	153,000 187,350 109,508	23,094 24,384 15,798		801,094 500,427 361,513

Steven P. Sexton,(7) Former Executive Vice President and President, Churchill Downs Entertainment Group	2010 2009 2008	325,981 343,711 300,000	-0- -0- -0-	235,000 -0- -0-	-0- -0- -0-	-0- 123,414 123,120	887,188 33,349 38,294	(8)	1,448,169 500,474 461,414

(1)	Other than Mr. Evans, no named executive officer received an increase in base salary during 2010. All 2009 salaries reflect an extra pay period due to the first payment date of 2010 falling on January 1, 2010 and the Company making such payment on the last business day of 2009.

(2)	A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2010 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. With regard to Mr. Evans, such stock option and restricted stock grants represent six-year’s worth of long-term compensation. Pursuant to the rules adopted by the Securities and Exchange Commission in 2010, the grant date fair values of all of such awards are reflected in the Summary Compensation Table as compensation to Mr. Evans in 2010. The actual value realized by Mr. Evans over the next six years will be highly dependent on his continued service and the value of the Company’s stock price, which will significantly impact the actual value of compensation received by Mr. Evans.

(3)

In accordance with the rules adopted by the Securities and Exchange Commission in 2010, the amounts shown for stock awards represent the grant date fair value of such awards, but disregarding the estimate of forfeitures related to service-based vesting conditions, in connection with (i) service-based restricted stock pursuant to the Company LTIP for Mr. Carstanjen, Mr. Mudd, Mr. Sexton and Mr. Thukral, (ii) service- and performance-based restricted shares issued to Mr. Evans pursuant to two separate restricted stock agreements and (iii) service-based restricted stock issued to Ms. Reed in 2010 pursuant to the discretionary authority of the CEO. No shares of service-based restricted stock were awarded to named executive officers in 2008 or 2009.

(4)	In accordance with the new rules adopted by the Securities and Exchange Commission in 2010, the amounts shown for option awards represent the grant date fair value of awards in connection with (i) options to purchase 180,000 shares of Common Stock granted to Mr. Evans pursuant to an option agreement and (ii) options to purchase 900 shares of Common Stock granted to Ms. Reed pursuant to the discretionary authority of the CEO. No options were awarded to named executive officers in 2008 or 2009.

(5)	Amounts in this column represent payments for performance under the ICP. Payment for each year shown is made in March of the following year.

(6)	The table below shows the components of this column for 2010, which include the Company match for each individual’s defined contribution plan contributions, executive life insurance premiums, supplemental long-term disability insurance premiums and perquisites. Perquisites for Mr. Evans for 2010 include the $10,000 allowance for country club, professional association or similar membership dues and $32,166 for Mr. Evans’ ground transportation allowance. Perquisites for each of Mr. Carstanjen, Mr. Mudd and Mr. Thukral for 2010 include the $10,000 allowance for country club, professional association or similar membership dues. Perquisites for Ms. Reed include a $7,500 allowance for country club, professional association or similar membership dues. Perquisites for Mr. Sexton include a pro-rated $10,000 allowance for country club, professional association or similar membership dues.

(7)	On November 12, 2010, Mr. Sexton resigned as the Executive Vice President and President of Churchill Downs Entertainment Group.

(8)	Pursuant to the amendment to the offer letter entered into between Mr. Sexton and the Company dated, January 19, 2009, upon the termination of his employment Mr. Sexton received a severance payment in the amount of $670,000. In addition, Mr. Sexton received a payment in the amount of $8,000 in lieu of outplacement services. Mr. Sexton also received a payment in the amount of $181,100 as consideration for any unexercised stock options owned by Mr. Sexton.

	All Other Compensation
Name	Company Contributions Under Defined Contribution Plans (a)	Life Insurance Premiums (b)	Supplemental Long-Term Disability Insurance Premiums (c)	Perquisites (d)	Payments Upon Termination			Total All Other Compensation
Robert L. Evans	$22,538	$4,001	$2,959	$42,166	$	n/a		$71,664
William E. Mudd	20,108	569	1,501	10,000		n/a		32,177
William C. Carstanjen	9,800	954	1,800	10,000		n/a		22,554
Rebecca C. Reed	10,392	1,296	2,800	7,500		n/a		21,988
Rohit Thukral	9,800	709	2,585	10,000		n/a		23,094
Steven P. Sexton	15,760	1,681	1,802	8,846		859,100	(e)	887,188

(a)	This amount includes Company contributions to both 401(k) and deferred compensation accounts.

(b)	The named executive officers receive group life coverage equal to two times base salary with a $1 million maximum, whereas other employees receive coverage of two times base salary with a $300,000 maximum. The amounts in this column are the premiums for the named executive officers’ coverage.

(c)	The named executive officers receive long-term disability coverage equal to sixty percent (60%) of the named executive officer’s base salary with a $10,000 per month maximum in the event of a long-term disability, which benefit is taxable to the named executive officer. The Company offers supplemental long-term disability income insurance to help fill the gap between the executive’s regular monthly net income and the amount that would be paid under the Company’s standard long-term disability insurance policy that is available to other salaried employees. The amounts in this column are the premiums for the named executive officers’ supplemental coverage paid by the Company.

(d)	See Note 6 to the Summary Compensation Table above.
(e)	See Note 8 to the Summary Compensation Table above.

Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2010

The grants in the following table are generally described in the Compensation Discussion and Analysis, beginning on page 26.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise Price or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)
Robert L. Evans(2)	n/a	210,000	420,000	840,000
	9/27/2010						180,000	(3)	35.19	2,444,400
	9/27/2010				81,250	(4)				2,859,188
	9/27/2010				45,000	(5)				1,101,300
William E. Mudd	n/a	100,500	201,000	402,000
	3/9/2010				13,387	(6)	-0-		-0-	500,000
William C. Carstanjen	n/a	130,000	260,000	520,000
	3/9/2010				17,403	(6)	-0-		-0-	650,000
Rebecca C. Reed	n/a	44,000	88,000	176,000
	3/3/2010				900	(7)				32,229
	3/3/2010						900	(7)	35.81	13,653
Rohit Thukral	n/a	90,000	180,000	360,000
	3/9/2010				8,701	(6)	-0-		-0-	325,000
Steven P. Sexton	n/a	100,500	201,000	402,000
	3/9/2010				6,292	(6)	-0-		-0-	235,000

(1)	Represents annual incentive bonus opportunities under the ICP for each of the named executive officers awarded. See “Compensation Discussion and Analysis” beginning on page 26. Actual bonus payments for 2010 are listed under Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 39.

(2)	Pursuant to his amended and restated employment agreement dated as of September 27, 2010, the target annual incentive opportunity assigned to Mr. Evans was increased from 75% to 100% and his incentive bonus opportunity for 2010 was calculated using the blended rate of 81%.

(3)	Stock options granted to Mr. Evans on September 27, 2010 pursuant to his amended and restated employment agreement that vest in equal quarterly installments of 15,000 options on the last day of each calendar quarter through June 30, 2013, with an initial installment of 7,500 options that vested on September 30, 2010, and a final installment of 7,500 options that will vest on August 14, 2013.

(4)	Shares of restricted stock granted to Mr. Evans on September 27, 2010 pursuant to his amended and restated employment agreement that vest in quarterly installments of either 4,062 shares or 4,063 shares of restricted stock on the last day of each calendar quarter through June 30, 2016, with an initial installment of 2,032 shares of restricted stock that will vest on September 30, 2011, and a final installment of 2,031 shares of restricted stock that will vest on August 14, 2016.

(5)	Represents 45,000 shares of restricted stock awarded to Mr. Evans on September 27, 2010 pursuant to his amended and restated employment agreement that will vest in three equal tranches of 15,000 shares upon the Company’s common stock reaching the following closing prices on NASDAQ for 20 consecutive trading days beginning on and after August 14, 2011; $50 for the first tranche, $60 for the second tranche and $70 for the third tranche.

(6)	Represents restricted stock award under the Company LTIP that will become vested in equal quarterly installments over a three-year restriction period that commenced on March 31, 2010.

(7)	Represents (i) stock options granted to Ms. Reed as of March 3, 2010 that vest annually in equal installments over three years beginning on March 3, 2010 and (ii) restricted stock granted to Ms. Reed on March 3, 2010 that will become vested upon the expiration of a three year restriction period beginning on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

For Fiscal Year Ended December 31, 2010

		Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(6)
Robert L. Evans	130,000 22,500	-0- 157,500	(1)	$ $	36.16 35.19	08/14/12 09/14/2016	16,250 81,250	(2) (3)	$ $	705,250 3,526,250	67,500 45,000	$ $	2,929,500 1,953,000
William E. Mudd	4,500	-0-			$52.58	10/15/17	8,923	(5)		$387,258	-0-		-0-
William C. Carstanjen	-0-	-0-			-0-	-0-	11,600	(5)		$503,440	-0-		-0-
Rebecca C. Reed	782 1,847 3,099 794	900	(4)		35.95 38.92 38.92 49.95 35.81	6/20/2012 11/13/2012 11/13/2012 9/26/2017 3/3/2020	900	(4)		$39,060	-0-		-0-
Rohit Thukral		-0-			$-0-	-0-	5,800	(5)		$251,720	-0-		-0-
Steven P. Sexton(8)	-0-	-0-			-0-	-0-	-0-			-0-	-0-		-0-

(1)	Represents options granted to Mr. Evans on September 27, 2010, pursuant to his amended and restated employment agreement. These options vest in equal quarterly installments of 15,000 options on the last day of each calendar quarter through June 30, 2013, with an initial installment of 7,500 options that vested on September 30, 2010, and a final installment of 7,500 options that will vest on August 14, 2013.

(2)	Includes 8,125 restricted stock units granted to Mr. Evans on July 18, 2006 pursuant to his employment agreement. Mr. Evans’ remaining unvested award will vest in equal quarterly installments of 3,250 restricted stock units through June 30, 2011 and will vest in a final installment of 1,625 restricted stock units on September 30, 2011. Upon vesting, the units will be distributed in shares of Common Stock. The units do not have voting or dividend rights prior to vesting. Also includes 8,125 shares of restricted stock which vest in equal quarterly installments of 3,250 shares of restricted stock on the last day of each calendar quarter through June 30, 2011 and a final installment of 1,625 shares of restricted stock that will vest on September 30, 2011.

(3)	Shares of restricted stock granted to Mr. Evans on September 27, 2010 pursuant to his amended and restated employment agreement that vest in quarterly installments of either 4,062 shares or 4,063 shares of restricted stock on the last day of each calendar quarter through June 30, 2016, with an initial installment of 2,032 shares of restricted stock that will vest on September 30, 2011, and a final installment of 2,031 shares of restricted stock that will vest on August 14, 2016.

(4)	Represents (i) stock options granted to Ms. Reed as of March 3, 2010 that vest annually in equal installments over three years beginning on March 3, 2010 and (ii) restricted stock granted to Ms. Reed on March 3, 2010 that will become vested upon the expiration of a three year restriction period beginning on the date of grant.

(5)	Represents restricted stock award under the Company LTIP that will become vested in equal quarterly installments over a three-year restriction period that commenced on March 31, 2010.

(6)	Based on the closing price of our Common Stock on the NASDAQ Global Market at December 31, 2010 of $43.40 per share.

(7)	Represents 67,500 shares of restricted stock awarded to Mr. Evans on July 18, 2006 pursuant to his employment agreement that will vest in increments of 22,500 shares upon the Company’s share price reaching certain levels over a specified period of consecutive trading days and 45,000 shares of restricted stock awarded to Mr. Evans on September 27, 2010 pursuant to his employment agreement that will vest in increments of 15,000 shares upon the Company’s share price reaching certain levels over a specified period of consecutive trading days.

(8)	Pursuant to his separation agreement, Mr. Sexton received a payment in the amount of $181,100 as consideration for any unexercised stock options at the time of separation and the restrictions on any shares of restricted stock granted to Mr. Sexton pursuant to the Company LTIP lapsed at such time.

Option Exercises and Stock Vested

For Fiscal Year Ended December 31, 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert L. Evans	-0-	-0-	26,000	$971,230
William E. Mudd	-0-	-0-	6,964	248,503
William C. Carstanjen	-0-	-0-	16,803	603,745
Rebecca C. Reed	-0-	-0-	2,199	81,563
Rohit Thukral	-0-	-0-	2,901	108,367
Steven P. Sexton	-0-	-0-	4,717	176,935

(1)	Amounts reflect the market value of the stock on the day the stock vested.

Nonqualified Deferred Compensation

For Fiscal Year Ended December 31, 2010

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)(2)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)(3)
Robert L. Evans	$169,125	$16,615	$1,363	-0-	$1,611,866
William E. Mudd	16,750	10,308	7,805	-0-	64,089
William C. Carstanjen	-0-	-0-	-0-	-0-	-0-
Rebecca C. Reed	12,756	592	8,667	-0-	143,785
Rohit Thukral	-0-	-0-	4,771	-0-	51,616
Steven P. Sexton	11,854	7,215	26,839	89,009	422,382

(1)	The amounts in this column are also included in the Summary Compensation Table on page 39, in the salary column or the non-equity incentive plan compensation column.

(2)	The amounts in this column are also included in the Summary Compensation Table on page 39, in the all other compensation column as a part of the defined contribution plan match by the Company.

(3)	Of the totals in this column, the following totals have previously been reported in the Summary Compensation Table for this year and for previous years:

Name	2010($)	Previous Years($)	Total
Robert L. Evans	$185,740	$1,404,024	$1,589,764
William E. Mudd	27,058	24,990	52,048
William C. Carstanjen	-0-	-0-	-0-
Rebecca C. Reed	13,348	111,492	124,839
Rohit Thukral	-0-	53,426	53,426
Steven P. Sexton	19,069	353,551	372,620

The Nonqualified Deferred Compensation table above shows information about the Company’s nonqualified deferred compensation plan. Executive officers and other executives may defer receipt of all or part of their cash compensation under this plan. The plan operates in a similar manner as the Company’s 401(k) plan, whereby participants can manage their self-directed accounts to allocate balances among various investment alternatives, which determine gains or losses under the plan. A company match is provided for amounts deferred above the qualified plan limits. The plan is unfunded for ERISA purposes and subject to forfeiture in the event of insolvency or bankruptcy by the Company. Participants can elect to receive their deferred compensation balance (i) upon termination of employment through a lump sum payment or (ii) while employed by the company provided that the initial distribution date is at least five (5) years from the initial participation date, in which case distributions may be made on a monthly basis or in a lump sum.

Potential Payments Upon Termination or Change of Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers of the Company in the event of a termination of employment or a change in control of the Company. Except with regard to Mr. Sexton, the amount of compensation payable to each named executive officer in each situation upon termination of the executive as of December 31, 2010 is listed in the table below.

Name	Cash Severance Payment	Continuation of Medical/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards(1)		Excise Tax Gross-up	Total Benefits
Robert L. Evans
Involuntary or good reason termination	$1,455,000	$-0-	$-0-	(2)	$-0-	$1,455,000
Change in control without termination	-0-	-0-	5,203,538	(3)	-0-	5,203,538
Involuntary or good reason termination within 2 years of change in control	1,455,000	-0-	10,407,075	(4)	3,346,782	15,208,857
William E. Mudd
Involuntary or good reason termination	$304,077	$7,866	$-0-		$-0-	$311,943
Change in control without termination	-0-	-0-	-0-		-0-	-0-
Involuntary or good reason termination within 2 years of change in control	871,000	7,866	2,637,258	(5)	1,353,374	4,869,498
William C. Carstanjen
Involuntary or good reason termination	$1,060,000	$7,213	$-0-		$-0-	$1,067,213
Change in control without termination	-0-	-0-	-0-		-0-	-0-
Involuntary or good reason termination within 2 years of change in control	1,060,000	7,213	3,428,440	(5)	1,690,866	6,186,519
Rebecca C. Reed
Involuntary or good reason termination	$110,000	$-0-	$-0-		$-0-	$110,000
Change in control without termination	-0-	-0-	-0-		-0-	-0-
Involuntary or good reason termination after a change in control	110,000	-0-	45,891	(6)	-0-	155,891
Rohit Thukral
Involuntary or good reason termination	$272,308	$8,518	$-0-		$-0-	$303,902
Change in control without termination	-0-	-0-	-0-		-0-	-0-
Involuntary or good reason termination within 2 years of change in control	272,308	8,518	2,051,720	(5)	-0-	2,332,546
Steven P. Sexton
Resignation as of November 12, 2010	678,000	-0-	358,035	(7)	-0-	1,036,035

(1)	Except with regard to Mr. Sexton, this column represents the market value as of December 31, 2010 of restricted stock awards and the spread between exercise and market prices as of December 31, 2010 for option awards. For purposes of this disclosure, market value is the closing price of our Common Stock on the NASDAQ Global Market at December 31, 2010 of $43.40 per share.

(2)

In the event of involuntary or good reason termination, Mr. Evans would vest in only those equity awards scheduled to vest up to and during the quarter in which such termination occurs; equity awards scheduled to vest after such quarter would be forfeited. This value reflects the fact that on December 31, 2010, Mr. Evans would have fully vested in those equity awards scheduled to vest during the quarter and thus no awards pertaining to the quarter would have remained unvested and subject to acceleration of vesting.

(3)	Represents the market value of fifty percent (50%) of all of Mr. Evans’ unvested equity awards, as of December 31, 2010. In the event of a change in control, Mr. Evans would immediately vest in fifty percent (50%) of his unvested equity awards as of the time of the change in control; remaining unvested equity awards would continue to vest based on existing vesting schedules.

(4)	Represents the market value of one hundred percent (100%) of all of Mr. Evans’ unvested equity awards, as of December 31, 2010. In the event of involuntary or good reason termination within two years of a change in control, Mr. Evans would vest in any then-remaining unvested equity awards.

(5)	Includes (i) one hundred percent 100% of the earned but unvested awards under the Company LTIP and (ii) fifty percent (50%) of unforfeited long-term incentive opportunities remaining to each of Mr. Carstanjen, Mr. Mudd and Mr. Thukral as of December 31, 2010 under the Company LTIP. The Company LTIP provides that amounts related to accelerated vesting of awards or acceleration of unforfeited long-term incentive opportunities shall be paid in Company stock, except that the Company’s Compensation Committee may, in the exercise of its discretion, pay such amounts in cash.

(6)	Represents the market value of one hundred percent (100%) of all Ms. Reed’s unvested equity awards, as of December 31, 2010.

(7)	Represents $181,100 paid to Mr. Sexton for unexercised stock options owned by Mr. Sexton as of the date of his resignation and $176,935 associated with the accelerated vesting of restricted stock issued to Mr. Sexton pursuant to the Company LTIP.

Severance Benefits. The employment agreements provide for the following principal severance provisions upon termination by the Company without cause or by the executive upon constructive termination or for good reason (as defined in each agreement):

Mr. Evans. Cash payments equal to the product of 1.5 times the sum of (a) his base salary plus (b) his target bonus for the year of termination of employment, payable in equal installments over 18 months; continued vesting of equity incentives, and health and welfare benefits, each through the end of the calendar quarter in which the termination occurs, provided, such medical benefits shall be reduced or eliminated to the extent Mr. Evans receives similar benefits from a subsequent employer.

Mr. Carstanjen. As of December 31, 2010, pursuant to Mr. Carstanjen’s previous employment agreement, Mr. Carstanjen would receive his base salary for 24 months; pro rata annual bonus for the year in which the termination occurs, at a minimum of the target level; accelerated vesting of any restricted stock; and health and welfare benefits for six months following the termination. Mr. Carstanjen’s severance benefits changed pursuant to his employment agreement dated March 25, 2011.

Mr. Mudd. Severance will be based on length of service as per the Company’s executive severance plan; pro rata annual bonus for the year in which the termination occurs, at a minimum of the target level; accelerated vesting of any restricted stock and stock options; and health and welfare benefits for six months following the termination.

Ms. Reed. Any severance due under the Company’s executive severance plan.

Mr. Thukral. Base salary through the end of the month in which severance occurs; any additional severance due under the Company’s executive severance plan; pro-rata annual bonus for the year payable at target.

Mr. Sexton. See Note 8 to the Summary Compensation Table and Note 8 to the Outstanding Equity Awards at Fiscal Year End Table.

The Company’s executive severance plan provides severance equal to four weeks of salary per year of service (up to a maximum of 52 weeks) for Executive Vice Presidents, three weeks of salary per year of service

(up to a maximum of 26 weeks) for Senior Vice Presidents and two weeks of salary per year of service for Vice Presidents (up to a maximum of 26 weeks) in the case of Job Elimination. Job Elimination is the involuntary separation of an executive without cause due to elimination of an executive’s position or duties due to a restructuring, cost containment, or other reasons not related to job performance. Therefore, this plan does not provide a severance payment to an executive who is terminated due to poor performance.

Change in Control Benefits. The employment agreement for Mr. Evans also provides for the following change in control provisions. Upon a change in control, as defined in his agreement, 50% of any unvested equity grants made as part of his employment agreement, as amended and restated, will vest. If Mr. Evans is terminated within two years following a change in control, he will receive severance as provided above, the vesting on the remaining unvested equity from his initial grant will be accelerated, and the Company will provide full tax gross-up payments on any excise taxes under Code Section 280G, which provides for a 20% additional tax on certain payments made upon a change in control.

Mr. Carstanjen and Mr. Mudd are also entitled, under the terms of their employment agreements, to full tax gross-up payments on any excise taxes under Code Section 280G if either of them is terminated within two years following a change in control.

The employment agreement for Mr. Mudd provides that if he is terminated within two years following a change in control, he will receive severance in the amount of twenty-four (24) months of his base salary then in effect.

The Company LTIP, in which Mr. Carstanjen, Mr. Mudd and Mr. Thukral participate, provides that one hundred percent (100%) of the earned but unvested awards and fifty percent (50%) of any then-outstanding but unearned awards will vest if a participant is terminated within twenty-four (24) months of a change in control (a “double trigger”).

Mr. Carstanjen, Mr. Mudd and Ms. Reed have received stock option and/or restricted stock grants from the Company in prior years. Under the terms of the grant agreements entered into with Mr. Mudd pursuant to the Company’s 2007 Omnibus Plan, any remaining vesting on such equity grants will accelerate and the grants will vest in full upon the occurrence of both a change in control and the subsequent termination of the recipient, unless the terms of such recipient’s employment agreement specify otherwise. Mr. Mudd’s employment agreement provides for accelerated vesting of all equity awards in the event of either a change in control or involuntary termination of Mr. Mudd’s employment. Under the terms of the grant agreements with Ms. Reed entered into pursuant to the Company’s 2007 Omnibus Plan, any remaining vesting on such equity grants will accelerate and the grants will vest in full upon the occurrence of both a change in control and the subsequent termination of Ms. Reed’s employment.

Equity Compensation Plan Information(1)

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(2)	360,430	(3)(4)	$36.36	964,819	(6)
Equity compensation plans not approved by security holders(5)	56,875		$36.16	8,125
Total	417,305		$36.33	972,944

(1)	This table includes (i) aggregate data, including pricing, for shares presently committed under all equity compensation plans of the Company as of the end of the most recently completed fiscal year and (ii) aggregate data for shares still available to be issued under those plans.

(2)	The equity compensation plans of the Company which have been approved by the shareholders of the Company are the Churchill Downs Incorporated 2000 Employee Stock Purchase Plan (“Stock Purchase Plan”), the Churchill Downs Incorporated 1993 Stock Option Plan (“1993 Plan”), the Churchill Downs Incorporated 1997 Stock Option Plan (“1997 Plan”), the Churchill Downs Incorporated 2003 Stock Option Plan (“2003 Plan”), the Churchill Downs Incorporated 2004 Restricted Stock Plan (“Restricted Stock Plan”) and the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan (“2007 Plan”) and certain stock options and restricted stock awards granted to the CEO as a part of his employment agreement. The 1993 Plan, the 1997 Plan and the 2003 Plan each allow one- to three-year option vesting periods and require that options expire ten (10) years after the date of grant, if not earlier under certain circumstances. The Restricted Stock Plan allows for the award of stock subject to certain conditions and restrictions as determined by the Compensation Committee at the time of the award. The 2007 Plan allows the Compensation Committee the flexibility to design compensatory awards that are responsive to the Company’s needs. Awards under the 2007 Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted share units, performance shares or performance units.

(3)	Of this total, 23,624 shares of Common Stock of the Company are issuable upon the exercise of outstanding options granted under the 1997 Plan, 206,806 shares of Common Stock of the Company are issuable upon the exercise of outstanding options granted under the 2007 Plan and 130,000 shares of Common Stock of the Company are issuable upon the exercise of outstanding options granted to the CEO of the Company as a part of his employment agreement. The total does not include 19,875 outstanding shares of Common Stock which have been awarded under the Restricted Stock Plan and the 2007 Plan, as of December 31, 2010, which are unvested and over which the participants have neither voting nor dispositive power until the lapse of the restriction period.

(4)	Because each participant in the Stock Purchase Plan has one option each plan year and that option consists of the number of shares which can be purchased, through exercise, at the end of the plan year using compensation deductions made throughout the plan year, no outstanding options, warrants or rights for a specific number of the Company’s securities to be issued upon exercise existed at fiscal year’s end and, therefore, none are included in this total for the Stock Purchase Plan.

(5)	As a part of his employment agreement, the CEO of the Company was granted 65,000 restricted stock units representing shares of Common Stock of the Company, which vest quarterly over a 5 year period beginning with the end of the third calendar quarter of 2006. The CEO of the Company is entitled to receive the shares underlying the restricted stock units (along with a cash payment equal to accumulated dividend equivalents beginning with the lapse of forfeiture, plus interest at a 3% annual rate) six months after termination of employment. The restricted stock units were granted to the CEO of the Company as a material inducement to enter into the employment agreement.

(6)	Of this total, as of December 31, 2010, no shares of Common Stock of the Company remained available for future issuance under the 1993 Plan because that Plan has expired, no shares of Common Stock of the Company remained available for future issuance under the 1997 Plan because that Plan was suspended, no shares of Common Stock remained available for future issuance under the 2003 Plan because that Plan was terminated, no shares of Common Stock remained available for future issuance under the Restricted Stock Plan because that Plan was terminated and 33,191 shares of Common Stock of the Company remained available for future issuance under the Stock Purchase Plan and 931,628 shares of Common Stock of the Company remained available for future issuance under the 2007 Plan. Stock awards under the 2007 Plan, other than stock options, will be counted against the maximum number of shares as to which stock awards may be granted in a 2-to-1 ratio.

Certain Relationships and Related Transactions

The Company has adopted written policies and procedures for identifying and approving or ratifying related person transactions. The policies and procedures cover all related person transactions required to be disclosed under Item 404 (a) of Regulation S-K. The Audit Committee is responsible for applying the policies and procedures. In evaluating related person transactions, the Audit Committee considers all factors it deems appropriate, including, without limitation, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and whether products or services of a similar nature, quantity, or quality are readily available from alternative sources.

During the past fiscal year, the Company did not engage in any transactions in which any director, officer or 5% shareholder of the Company had any material interest, except as described below.

Directors of the Company may from time to time own or have interests in horses racing at the Company’s tracks. All such races are conducted, as applicable, under the regulations of the Kentucky Horse Racing Commission, the Illinois Racing Board, the Florida Department of Business and Professional Regulation Division of Pari-Mutuel Wagering or the Louisiana State Racing Commission, and no director receives any extra or special benefit with regard to having his or her horses selected to run in races or in connection with the actual running of races.

In its ordinary course of business, the Company may enter into transactions with certain of its officers and directors for the sale of personal seat licenses and suite accommodations at its racetracks, and tickets for its live racing events. The Company believes that each such transaction has been on terms no less favorable for the Company than could have been obtained in a transaction with a third party and no such person received any extra or special benefit in connection with such transactions.

On September 8, 2000, Arlington Park Racecourse, LLC (“Arlington”), then a wholly-owned subsidiary of the Company, entered into a lease and option to purchase agreement by which Arlington leases from Duchossois Industries, Inc. two parcels of land totaling approximately 68 acres of real estate adjacent to the racetrack in Arlington Heights, Illinois, for use in Arlington’s backside operations. On November 30, 2009, Arlington exercised its purchase option pursuant to the lease and option to purchase agreement and entered into an Agreement of Sale and Purchase with The Duchossois Group, Inc. (formerly Duchossois Industries, Inc.). Arlington purchased both parcels of real estate mentioned above for a total purchase price of $27,500,000. The purchase price was payable (i) with respect to the first parcel of land and the improvements and fixtures thereon by an unsecured promissory note executed by Arlington in favor of The Duchossois Group, Inc. in the amount of $24,043,000 and (ii) with respect to the second parcel of land and the improvements and fixtures thereon by a payment in cash of $3,457,000. The note, which was executed at the closing of the transactions on December 3, 2009, did not bear interest and matured on May 15, 2010. The Company paid the note in full as of that date. Richard L. Duchossois is the Chairman of The Duchossois Group, Craig J. Duchossois is the Chief Executive Officer and a director of The Duchossois Group and Robert L. Fealy is the Executive Vice President and a director of The Duchossois Group. Each of Mr. Richard L. Duchossois, Mr. Craig J. Duchossois and Mr. Fealy is a director of the Company. The Agreement of Sale and Purchase was approved pursuant to the Company’s written policies and procedures for identifying and approving or ratifying related person transactions and was approved by a majority of the Company’s disinterested directors upon receiving an independent valuation of the parcels of real estate.

Churchill Downs Incorporated

Audit Committee Report

The following is the report of the Company’s Audit Committee (the “Committee”), which currently consists of three directors, each of whom has been determined by the Board of Directors (the “Board”) to meet the current standards of the Securities and Exchange Commission and the NASDAQ exchange to be considered an “independent director.” The Board has also determined that one member, Daniel P. Harrington, is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Committee has an Audit Committee Charter (the “Charter”), which was re-approved by the Board on March 10, 2011. The Charter sets forth certain responsibilities of the Committee, which include monitoring and oversight of the financial reporting process, the system of internal controls, the internal audit function, the independent auditors, the Company’s procedures for legal and regulatory compliance, and the Company’s risk management practices. The Committee’s job is one of oversight and the Committee reviews the work of the Company’s management, the internal audit staff and the independent auditors on behalf of the Board.

Specifically, the Committee:

•

Met four times during the year, during which the Committee reviewed and discussed with management and the independent auditors the Company’s interim and annual financial statements for 2010; at each of such meetings, the Committee met in executive session with the Company’s Chief Compliance Officer.

•

Discussed with the independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which sets forth required communication between independent auditors and audit committees.

•

Received the written disclosures and letters from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors the independent auditors’ independence.

•

Based on the review and discussions referred to in the first three bullets above, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

•	Reviewed and discussed reports from the Company’s internal audit department and reports from the Company’s legal department.

•	Discussed with management and the independent auditors the quality of the Company’s internal controls.

•	Reviewed and approved all related person transactions.

•	Self-evaluated the effectiveness of the Committee.

•	Evaluated the effectiveness of the Company’s internal audit function.

•

Inquired of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; assessed the steps management has taken or proposes to take to minimize such risks to the Company and reviewed compliance with such steps.

•

Reviewed and approved the 2010 audit and non-audit services and related fees provided by the independent auditors, PricewaterhouseCoopers LLP (“PwC”). The non-audit services approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.

•

In March 2011, the Committee selected PwC to be reappointed as independent auditors for the calendar year 2011. The Committee also reviewed and pre-approved the 2011 audit fees for services related to the first quarter Form 10-Q review.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Members of the Audit Committee
Daniel P. Harrington, Chairman
R. Alex Rankin
Darrell R. Wells

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock file certain reports with the Securities and Exchange Commission with regard to their beneficial ownership of the Common Stock. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports. Based solely on our review of the forms filed with the Securities and Exchange Commission or written representations from certain reporting persons received by us, we believe that our directors, officers and persons who own more than ten percent (10%) of the Company’s Common Stock have complied with all applicable filing requirements.

Multiple Shareholders Sharing the Same Address

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

At this time, one or more brokers with accountholders who are Company shareholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement, please notify your broker. You may direct your written request for a copy of the Proxy Statement to Churchill Downs Incorporated, Attn: Sarah Hester, 700 Central Avenue, Louisville, Kentucky 40208, or at 502-636-4400. If your broker is not currently householding (i.e., you received multiple copies of the Company’s Proxy Statement), and you would like to request delivery of a single copy, you should contact your broker.

Proposals by Shareholders

Any shareholder proposal that may be included in the Board of Directors’ Proxy Statement and Proxy for presentation at the annual meeting of shareholders to be held in 2012 must be received by the Company at 700 Central Avenue, Louisville, Kentucky 40208, Attention of the Secretary, no later than December 30, 2011. Pursuant to the Company’s Amended and Restated Bylaws, proposals of shareholders intended to be presented at the Company’s 2012 annual meeting of shareholders must be received by the Company at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2012 annual meeting of shareholders of the Company must be received in writing by the Company at its principal executive offices no later than March 18, 2012, and no sooner than February 17, 2012. Any proposal submitted before or after those dates will be considered untimely, and the Chairman shall declare that the business is not properly brought before the meeting and such business shall not be transacted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert L. Evans
Chief Executive Officer
Rebecca C. Reed
Senior Vice President and Secretary

Louisville, Kentucky

April 28, 2011

PLEASE SIGN AND RETURN THE ENCLOSED PROXY

OR VOTE BY TELEPHONE OR OVER THE INTERNET

IF YOU CANNOT BE PRESENT IN PERSON

CHURCHILL DOWNS INCORPORATED

ATTN: INVESTOR RELATIONS

700 CENTRAL AVENUE

LOUISVILLE, KY 40208

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Churchill Downs Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M35988-P11212	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHURCHILL DOWNS INCORPORATED			For All	Withhold All	For All Except
The Board of Directors recommends that you vote FOR the following:
Vote on Directors			☐	☐	☐
1.	Election of Class III Directors for a term of three (3) years (Proposal No. 1)

Nominees:
	01)	Michael B. Brodsky
	02)	Robert L. Fealy
	03)	Daniel P. Harrington
	04)	Darrell R. Wells
Vote on Proposals
The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2.

Proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for Churchill Downs Incorporated for the year ending December 31, 2011 (Proposal No. 2).

			☐	☐	☐

3.

Proposal to approve the material terms of the performance goals and maximum awards payable as established by the special subcommittee of the Compensation Committee of the Board of Directors for the payment of compensation to Robert L. Evans, William C. Carstanjen, William E. Mudd, Rohit Thukral and Alan K. Tse under the Churchill Downs Incorporated Amended and Restated Incentive Compensation Plan (1997) (Proposal No. 3).

			☐	☐	☐

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a Notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

☐

(Please sign this Proxy exactly as name(s) appears(s). Joint owners should each sign. When signing as attorney, executor,

Signature (PLEASE SIGN WITHIN BOX)	Date

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

			For	Against	Abstain

4.	Proposal to approve, by non-binding advisory vote, executive compensation (Proposal No. 4).		☐	☐	☐

The Board of Directors recommends you vote for 1 year.		1 Year	2 Years	3 Years	Abstain

5.	Proposal to recommend, by non-binding advisory vote, the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐

Please indicate if you plan to attend this meeting.			Yes ☐	No ☐

UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 2, FOR PROPOSAL NO. 3, FOR PROPOSAL NO. 4 AND FOR THE ELECTION OF ALL CLASS III DIRECTORS DESIGNATED UNDER PROPOSAL NO. 1. Please sign, date and return this Proxy promptly in the enclosed envelope.

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M35989-P11212

PROXY

CHURCHILL DOWNS INCORPORATED

700 Central Avenue

Louisville, Kentucky 40208

ANNUAL MEETING OF SHAREHOLDERS - JUNE 16, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Leonard S. Coleman, Jr. and R. Alex Rankin, and any of them, as Proxies with full power to appoint a substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of the undersigned at the Annual Meeting of Shareholders to be held on Thursday, June 16, 2011, or any adjournment thereof, hereby revoking any Proxy heretofore given.

Continued and to be signed on reverse side